The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 31, 2006

P R O S P E C T U S  S U P P L E M E N T
(TO PROSPECTUS DATED DECEMBER 20, 2004)

                               24,793,388 SHARES

                               [GRAPHIC OMITTED]

                        ANNALY MORTGAGE MANAGEMENT, INC.
                                  COMMON STOCK
                               -----------------
     We are offering           shares of our common stock to be sold in this
offering from which we expect to receive $300 million in aggregate gross proceeds plus up to an additional $45 million in aggregate gross proceeds if the underwriters' overallotment is exercised in full.

     Our common stock is subject to certain restrictions on ownership designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See "Description of Common Stock and Preferred Stock" on
page 15 of the accompanying prospectus.

     Our common stock is listed on the New York Stock Exchange under the symbol
"NLY." The last reported sales price of our common stock on March 30, 2006 was
$12.10 per share.

     We are concurrently offering, by means of a separate prospectus
supplement, 4,000,000 shares of our   % Series B cumulative convertible
preferred shares for an aggregate offering price of $100 million, plus up to an additional $15 million if the underwriters' option to purchase an additional
600,000 preferred shares to cover overallotments is exercised in full. Neither of the offerings is conditioned upon the consummation of the other offering.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED UNDER THE
CAPTION "RISK FACTORS" BEGINNING ON PAGE S-9, UNDER THE CAPTION "RISK FACTORS"
INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER
31, 2005, WHICH IS INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS,
AND UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING
PROSPECTUS.
                                --------------

                                                    PER SHARE     TOTAL
                                                   -----------   ------

     Public offering price .....................        $           $
     Underwriting discount .....................        $           $
     Proceeds, before expenses, to us ..........        $           $

     We have granted the underwriters the option to purchase within 30 days
from the date of this prospectus supplement up to an additional    shares of
common stock at the public offering price per share, less discounts and commissions, to cover overallotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares will be ready for delivery on or about    , 2006.
                                --------------
MERRILL LYNCH & CO.
CITIGROUP
UBS INVESTMENT BANK
DEUTSCHE BANK SECURITIES
KEEFE, BRUYETTE & WOODS
RBC CAPITAL MARKETS
                                --------------
            The date of this prospectus supplement is       , 2006.

                                TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE HAVE
NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH
DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OF INCONSISTENT
INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE OFFERING TO SELL, AND SEEKING
OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND
SALES ARE PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS
PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AS WELL AS INFORMATION WE
PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY
REFERENCE, IS ONLY ACCURATE AS OF THEIR RESPECTIVE DATES. OUR BUSINESS,
FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE
THOSE DATES.

                                        i

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      Certain statements contained in this prospectus supplement, and certain statements contained in our future filings with the Securities and Exchange
Commission (or the SEC or the Commission), in our press releases or in our other public or stockholder communications may not be based on historical facts and are "forward-looking statements" within the meaning of the Private Securities
Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions (some of which are beyond our control), may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate,"
"continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

      o     changes in interest rates;

      o     changes in the yield curve;

      o     changes in prepayment rates;

      o     the availability of mortgage-backed securities for purchase;

      o     the availability of financing;

      o     changes in the market value of our assets;

      o     changes in business conditions and the general economy;

      o     risks associated with the investment advisory business of our wholly owned subsidiary, Fixed Income Discount Advisory Company (or FIDAC),
            including:

            -   the removal by FIDAC's clients of assets FIDAC manages;

            -   FIDAC's regulatory requirements; and

            -   competition in the investment advisory business;

      o     changes in government regulations affecting our business; and

      o     our ability to maintain our qualification as a REIT for federal income tax purposes.

      For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, please see the risks set forth under the caption "Risk Factors" in this prospectus supplement, the risks set forth under the caption "Risk Factors" in our Annual
Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference in the accompanying prospectus, and the risks set forth under the caption "Risk Factors" in the accompanying prospectus. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                                       ii

                          PROSPECTUS SUPPLEMENT SUMMARY

      The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that is important to you.
Before making a decision to invest in our common stock, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the risks set forth under the caption "Risk Factors" in this prospectus supplement, the risks set forth under the caption "Risk Factors"
included in our Annual Report on Form 10-K for the fiscal year ended December
31, 2005, which is incorporated by reference in the accompanying prospectus, and the risks set forth under the caption "Risk Factors" beginning on page 4 of the accompanying prospectus and the information set forth under the caption "Where
You Can Find More Information" on page 42 of the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. All references to "we," "our" and
"us" in this prospectus supplement mean Annaly Mortgage Management, Inc. and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term "you" refers to a prospective investor.
Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters' overallotment option is not exercised.

                                   THE COMPANY

      We own, manage, and finance a portfolio of investment securities, including mortgage pass-through certificates, collateralized mortgage obligations (or CMOs), agency callable debentures, and other securities representing interests in or obligations backed by pools of mortgage loans. Our principal business objective is to generate net income for distribution to our stockholders from the spread between the interest income on our investment securities and the cost of borrowings to finance our acquisition of investment securities. We are a Maryland corporation that commenced operations on February
18, 1997. We are self-advised and self-managed. We acquired FIDAC on June 4,
2004. FIDAC is a registered investment advisor.

      We have financed our purchases of investment securities with the net proceeds of equity offerings and borrowings under repurchase agreements whose interest rates adjust based on changes in short-term market interest rates. We have elected and believe that we are organized and have operated in a manner that qualifies us to be taxed as a real estate investment trust (or REIT) under the Internal Revenue Code of 1986, as amended (or the Code). If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that is distributed to our stockholders. Therefore, substantially all of our assets, other than FIDAC, our taxable REIT subsidiary, consist of qualified REIT real estate assets (of the type described in Section
856(c)(5)(B) of the Code). We have financed our purchases of investment securities with the net proceeds of equity offerings and borrowings under repurchase agreements whose interest rates adjust based on changes in short-term market interest rates.

                                     ASSETS

      Under our capital investment policy, at least 75% of our total assets must be comprised of high-quality mortgage-backed securities and short-term investments. High quality securities means securities that (1) are rated within one of the two highest rating categories by at least one of the nationally recognized rating agencies, (2) are unrated but are guaranteed by the United
States government or an agency of the United States government, or (3) are unrated but we determine them to be of comparable quality to rated high-quality mortgage-backed securities.

      The remainder of our assets, comprising not more than 25% of our total assets, may consist of other qualified REIT real estate assets that are unrated or rated less than high quality, but which are at least "investment grade"
(rated "BBB" or better by Standard & Poor's Rating Services, a division of The
McGraw Hill Companies, Inc. (or S&P) or the equivalent by another nationally recognized rating agency) or, if not rated, we determine them to be of comparable credit quality to an investment which is rated "BBB" or better.

                                       S-1

      We may acquire mortgage-backed securities backed by single-family residential mortgage loans as well as securities backed by loans on multi-family, commercial or other real estate-related properties. To date, all of the mortgage-backed securities that we have acquired have been backed by single-family residential mortgage loans.

      To date, all of the mortgage-backed securities that we have acquired have been agency mortgage-backed securities that, although not rated, carry an implied "AAA" rating. Agency mortgage-backed securities are mortgage-backed securities for which a government agency or federally chartered corporation, such as the Federal Home Loan Mortgage Corporation (or FHLMC or Freddie Mac),
the Federal National Mortgage Association (or FNMA or Fannie Mae), or the
Government National Mortgage Association (or GNMA or Ginnie Mae), guarantees payments of principal or interest on the securities. Agency mortgage-backed securities consist of agency pass-through certificates and CMOs issued or guaranteed by an agency. Pass-through certificates provide for a pass-through of the monthly interest and principal payments made by the borrowers on the underlying mortgage loans. CMOs divide a pool of mortgage loans into multiple tranches with different principal and interest payment characteristics.

      At December 31, 2005, approximately 55% of our investment securities were adjustable-rate pass-through certificates, approximately 39% of our investment securities were fixed-rate pass-through certificates or CMOs, and approximately
6% of our investment securities were adjustable-rate CMOs (or CMO floaters). Our adjustable-rate pass-through certificates are backed by adjustable-rate mortgage loans and have coupon rates which adjust over time, subject to interest rate caps and lag periods, in conjunction with changes in short-term interest rates.
Our fixed-rate pass-through certificates are backed by fixed-rate mortgage loans and have coupon rates which do not adjust over time. CMO floaters are tranches of mortgage-backed securities where the interest rate adjusts in conjunction with changes in short-term interest rates. CMO floaters may be backed by fixed-rate mortgage loans or, less often, by adjustable-rate mortgage loans. In this prospectus supplement, except where the context indicates otherwise, we use the term "adjustable-rate securities" or "adjustable-rate investment securities"
to refer to adjustable-rate pass-through certificates, CMO floaters, and agency debentures. At December 31, 2005, the weighted average yield on our portfolio of earning assets was 4.68% and the weighted average term to next rate adjustment on adjustable rate securities was 22 months.

      We may also invest in Federal Home Loan Bank (or FHLB), FHLMC, and FNMA debentures. We refer to the mortgage-backed securities and agency debentures collectively as "Investment Securities." We intend to continue to invest in adjustable-rate pass-through certificates, fixed-rate mortgage-backed securities, CMO floaters, and agency debentures. Although we have not done so to date, we may also invest on a limited basis in mortgage derivative securities representing the right to receive interest only or a disproportionately large amount of interest. We have not and will not invest in real estate mortgage investment conduit (or REMIC) residuals, other CMO residuals or any mortgage-backed securities, such as fixed income instruments with an interest rate that varies with a short term interest rate index in such a way that the yield is inversely related to the market rate of interest opposite of the floater, that have embedded leverage as part of their structural characteristics.

                                   BORROWINGS

      We attempt to structure our borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, correspond generally to the interest rate adjustment indices and periods of our adjustable-rate investment securities. However, periodic rate adjustments on our borrowings are generally more frequent than rate adjustments on our investment securities. At December 31, 2005, the weighted average cost of funds for all of our borrowings was 4.16%, the weighted average original term to maturity was 163 days, and the weighted average term to next rate adjustment of these borrowings was 79 days.

      We generally expect to maintain a ratio of debt-to-equity of between 8:1 and 12:1, although the ratio may vary from time to time depending upon market conditions and other factors that our management deems relevant. For purposes of calculating this ratio, our equity is equal to the value of our investment portfolio on a mark-to-market basis, less the book value of our obligations under repurchase agreements and other collateralized borrowings. At December 31,
2005, our ratio of debt-to-equity was 9.0:1.

                                       S-2

                                     HEDGING

      To the extent consistent with our election to qualify as a REIT, we enter into hedging transactions to attempt to protect our investment securities and related borrowings against the effects of major interest rate changes. This hedging would be used to mitigate declines in the market value of our investment securities during periods of increasing or decreasing interest rates and to limit or cap the interest rates on our borrowings. These transactions would be entered into solely for the purpose of hedging interest rate or prepayment risk and not for speculative purposes.

            COMPLIANCE WITH REIT AND INVESTMENT COMPANY REQUIREMENTS

      We constantly monitor our investment securities and the income from these securities and, to the extent we enter into hedging transactions, we monitor income from our hedging transactions as well, so as to ensure at all times that we maintain our qualification as a REIT and our exempt status under the
Investment Company Act of 1940, as amended.

                     FIXED INCOME DISCOUNT ADVISORY COMPANY

      FIDAC is a registered investment advisor that generally receives annual net investment advisory fees of approximately 10 to 20 basis points of the gross assets it manages, assists in managing or supervises. At December 31, 2005,
FIDAC had under management approximately $2.3 billion in net assets and $18.7 billion in gross assets, compared to $1.9 billion in net assets and $15.9 billion in gross assets at December 31, 2004. Net investment advisory and service fees for the fiscal year ended December 31, 2005 totaled $27.6 million, net of fees paid to third parties pursuant to distribution service agreements for facilitating and promoting distribution of shares or units to FIDAC's clients. Gross assets under management will vary from time to time because of changes in the amount of net assets FIDAC manages as well as changes in the amount of leverage used by the various funds and accounts FIDAC manages.
Although net assets under management increased by approximately $400 million from December 31, 2004 to December 31, 2005, net assets under management began to decline after September 30, 2005 due both to the reduction of their market value and redemptions. In addition, during the first quarter of 2006, FIDAC was notified that an additional $130 million in net assets would be removed from its management although FIDAC would continue to receive advisory fees on these and the related gross assets until June 1, 2006. FIDAC's net advisory fees are included in our consolidated financial statements following our acquisition of
FIDAC on June 4, 2004.

                              OUR BUSINESS STRATEGY

      Our principal business objective is to generate income for distribution to our stockholders, primarily from the net cash flows on our investment securities. Our net cash flows result primarily from the difference between the interest income on our investment securities and borrowing costs of our repurchase agreements and from dividends we receive from FIDAC. To achieve our business objective and generate dividend yields, our strategy is:

      o     to purchase mortgage-backed securities, the majority of which we expect to have adjustable interest rates based on changes in short-term market interest rates;

      o     to acquire mortgage-backed securities that we believe:

            -   we have the necessary expertise to evaluate and manage;

            -   we can readily finance;

            -   are consistent with our balance sheet guidelines and risk
                management objectives; and

            -   provide attractive investment returns in a range of scenarios;

                                       S-3

      o     to finance purchases of mortgage-backed securities with the proceeds of equity offerings and, to the extent permitted by our capital investment policy, to utilize leverage to increase potential returns to stockholders through borrowings;

      o     to attempt to structure our borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, generally correspond to the interest rate adjustment indices and interest rate adjustment periods of our adjustable-rate mortgage-backed securities;

      o     to seek to minimize prepayment risk by structuring a diversified portfolio with a variety of prepayment characteristics and through other means; and

      o     to issue new equity or debt and increase the size of our balance sheet when opportunities in the market for mortgage-backed securities are likely to allow growth in earnings per share.

      We believe we are able to obtain cost efficiencies through our facilities-sharing arrangement with FIDAC and by virtue of our management's experience in managing portfolios of mortgage-backed securities and arranging collateralized borrowings. We will strive to become even more cost-efficient over time by:

      o     seeking to raise additional capital from time to time in order to increase our ability to invest in mortgage-backed securities;

      o     striving to lower our effective borrowing costs over time by seeking direct funding with collateralized lenders, rather than using financial intermediaries, and investigating the possibility of using commercial paper and medium term note programs;

      o     improving the efficiency of our balance sheet structure by investigating the issuance of uncollateralized subordinated debt, preferred stock and other forms of capital; and

      o     utilizing information technology in our business, including improving our ability to monitor the performance of our investment securities and to lower our operating costs.

                                       S-4

                               RECENT DEVELOPMENTS

DIVIDEND DECLARATIONS

      On March 20, 2006, we declared our first quarter 2006 common stock dividend of $0.11 per share for distribution to stockholders of record on March
31, 2006. This dividend will be paid on April 27, 2006. Our first quarter 2006 common stock dividend is approximately 76% less than our first quarter 2005 common stock dividend of $0.45 per share, and it is 10% greater than our fourth quarter 2005 common stock dividend of $0.10 per share.

      We distribute dividends based on our current estimate of taxable earnings per common share, not earnings calculated in accordance with generally accepted accounting principles in the United States (or GAAP). Taxable and GAAP earnings will differ because of non-taxable unrealized and realized losses, differences in premium amortization, and non-deductible general and administrative expenses.
As reflected in the fourth quarter 2005 financial statements, we recorded a GAAP impairment loss on other-than-temporarily impaired securities of $83.1 million.
As required under GAAP, we will review all our securities at the end of each fiscal quarter to determine if any other-than-temporarily impaired charges are necessary.

      On February 13, 2006, we declared our first quarter 2006 7.875% Series A
Cumulative Redeemable Preferred Stock (or Series A Preferred Stock) dividend of
$0.492188 per share for distribution to stockholders of record on March 1, 2006.
This dividend will be paid on March 31, 2006.

CONCURRENT TRANSACTION

      Concurrently with the common stock offering, we are, by means of a separate prospectus supplement, conducting an offering of 4,000,000 shares of
our   % Series B cumulative convertible preferred stock (or Series B Preferred
Stock). We expect net proceeds of approximately $96.75 million from the offering of the Series B Preferred Stock, plus net proceeds of up to an additional $14.55 million if the underwriters' overallotment option to purchase an additional
600,000 shares of our Series B Preferred Stock is exercised in full (based on a public offering price of $25.00 per share, and after deducting underwriting discounts and commissions and expenses payable by us). Neither of the offerings is conditioned upon the consummation of the other offering.

                              CORPORATE INFORMATION

      Our principal executive offices are located at 1211 Avenue of Americas,
Suite 2902, New York, New York 10036. Our telephone number is (212) 696-0100.
Our website is http://www.annaly.com. The contents of our website are not a part of this prospectus supplement or the accompanying prospectus. Our shares of common stock are traded on the New York Stock Exchange (or NYSE) under the symbol "NLY."

                                       S-5

                          SUMMARY FINANCIAL INFORMATION

      The summary financial information set forth below is derived from our audited financial statements for the fiscal years ended December 31, 2005, 2004,
2003, 2002 and 2001. Our financial statements include, for the periods following
June 4, 2004, the investment advisory business that we acquired from the stockholders of FIDAC on June 4, 2004. The following selected financial information should be read in conjunction with the more detailed information contained in the financial statements and notes thereto referenced above and
"Management's Discussion and Analysis of Financial Condition and Results of
Operations" included in our Annual Report on Form 10-K for the fiscal year ended
December 31, 2005, which are incorporated by reference into the accompanying prospectus.

                                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                                 ------------------------------------------------------------------
                                                                    2005           2004         2003          2002          2001
                                                                 ------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:                                             (dollars in thousands, except per share amounts)

   Interest income.........................................         $705,046      $532,328      $337,433      $404,165     $263,058
   Interest expense........................................          568,560       270,116       182,004       191,758      168,055
   Net interest income.....................................          136,486       262,212       155,429       212,407       95,003
   Investment advisory and service fees....................           35,625        12,512            --            --           --
   Gain (loss) on sale of investment securities............         (53,238)         5,215        40,907        21,063        4,586
   Loss on other-than-temporarily impaired Securities......         (83,098)            --            --            --           --
   Distribution fees.......................................            8,000         2,860            --            --           --
   General and administrative expenses.....................           26,278        24,029        16,233        13,963        7,311
   Income taxes............................................           10,744         4,458            --            --           --
                                                                 -----------   -----------   -----------   -----------   ----------
   Net (loss) income.......................................          (9,247)       248,592       180,103       219,507       92,278
   Dividends on preferred stock............................           14,593         7,745            --            --           --
                                                                 -----------   -----------   -----------   -----------   ----------
   Net (loss) income related to common stockholders........        ($23,840)      $240,847      $180,103      $219,507      $92,278
                                                                 ===========   ===========   ===========   ===========   ==========
   Basic net (loss) income per average common share........          ($0.19)         $2.04         $1.95         $2.68        $2.23
   Diluted net (loss) income per average common share......          ($0.19)         $2.03         $1.94         $2.67        $2.21
   Dividends declared per common share.....................            $1.04         $1.98         $1.95         $2.67        $1.75
   Dividends declared per preferred share..................            $1.97         $1.45            --            --           --

BALANCE SHEET DATA:

   Mortgage-Backed Securities, at fair value...............      $15,929,864   $19,038,386   $11,956,512   $11,551,857   $7,575,379
   Agency debentures, at fair value........................                -       390,509       978,167            --           --
   Total assets............................................       16,063,422    19,560,299    12,990,286    11,659,084    7,717,314
   Repurchase agreements...................................       13,576,301    16,707,879    11,012,903    10,163,174    6,367,710
   Total liabilities.......................................       14,559,399    17,859,829    11,841,066    10,579,018    7,049,957
   Stockholders' equity....................................        1,504,023     1,700,470     1,149,220     1,080,066      667,357
   Number of common shares outstanding.....................      123,684,931   121,263,000    96,074,096    84,569,206   59,826,975
   Weighted average number of common shares outstanding....
                                                                 122,475,032   118,223,330    92,215,352    82,044,141   41,439,631
OTHER DATA:

   Average total assets....................................      $18,724,075   $17,293,174   $12,975,039   $10,486,423   $5,082,852
   Average investment securities...........................       18,543,749    16,399,184    12,007,333     9,575,365    4,682,778
   Average borrowings......................................       17,408,828    15,483,118    11,549,368     9,128,933    4,388,900
   Average equity..........................................        1,614,743     1,550,076     1,122,633       978,107      437,376
   Yield on average interest earning assets................             3.80%         3.25%         2.81%         4.22%        5.62%
   Cost of funds on average interest bearing liabilities...             3.27%         1.74%         1.58%         2.10%        3.83%
   Average interest rate spread............................             0.53%         1.51%         1.23%         2.12%        1.79%

FINANCIAL RATIOS:

   Net interest margin (net interest income/average total
     assets)...............................................             0.73%         1.52%         1.20%         2.03%        1.87%
   G&A expenses as a percentage of average total assets....             0.14%         0.14%         0.13%         0.13%        0.14%
   G&A expenses as a percentage of average equity..........             1.63%         1.55%         1.45%         1.43%        1.67%
   Return on average total assets..........................           (0.05)%         1.44%         1.39%         2.09%        1.82%
   Return on average equity................................           (0.57)%        16.04%        16.04%        22.44%       21.10%

                                       S-6

                                  THE OFFERING

Issuer..............................................      Annaly Mortgage Management, Inc.

Common stock offered by us..........................            shares (plus up to an additional      shares
                                                          of our common stock that we may issue and sell
                                                          upon the exercise of the underwriters'
                                                          overallotment option)

Common stock to be outstanding
after this offering.................................            shares, based upon 123,701,656 shares of
                                                          common stock outstanding as of March 24, 2006.
                                                          Excludes up to an additional shares of our common
                                                          stock that we may issue and sell upon the exercise
                                                          of the underwriters' overallotment option.
                                                          Excludes 3,047,866 shares of our common stock
                                                          issuable upon the exercise of outstanding options
                                                          granted pursuant to our long-term incentive plan.
                                                          Excludes up to shares of our common stock issuable
                                                          upon the conversion of shares of our Series B
                                                          Preferred Stock. Excludes shares of our common
                                                          stock equal in value to up to $49.5 million
                                                          issuable to the former stockholders of FIDAC upon
                                                          FIDAC's achievement of certain revenues and
                                                          pre-tax margins for the year ended December 31,
                                                          2006 pursuant to our merger agreement with respect
                                                          to our acquisition of FIDAC.

NYSE symbol.........................................      "NLY".

Use of proceeds.....................................      We intend to use the net proceeds of this offering
                                                          and the Series B Preferred Stock offering to
                                                          purchase mortgage-backed securities. We then
                                                          intend to increase our investment assets by
                                                          borrowing against these mortgage-backed securities
                                                          and using the proceeds of such borrowings to
                                                          acquire additional mortgage-backed securities. We
                                                          also intend to use the net proceeds from this
                                                          offering and the Series B Preferred Stock offering
                                                          for general corporate purposes, which may include
                                                          additional investments.

Risk factors........................................      See the risks set forth under the caption "Risk
                                                          Factors" in this prospectus supplement, the risks
                                                          set forth under the caption "Risk Factors" in our
                                                          Annual Report on Form 10-K for the fiscal year
                                                          ended December 31, 2005, which is incorporated by
                                                          reference in the accompanying prospectus, and the
                                                          risks set forth under the caption "Risk Factors"
                                                          in the accompanying prospectus.

Concurrent offering.................................      Concurrently with the common stock offering, we
                                                          are, by means of a separate prospectus supplement,
                                                          conducting an offering of 4,000,000 shares of
                                                          Series B Preferred Stock (plus up to an additional
                                                          600,000 shares of Series B Preferred Stock upon
                                                          the exercise of the underwriters' overallotment

                                       S-7

                                                          option). Neither of the offerings is conditioned
                                                          upon the consummation of the other offering. See
                                                          "Concurrent Offering" and "Description of Series B
                                                          Preferred Stock" below.

      Unless otherwise indicated, all offering information in this prospectus supplement is based on the number of shares of common stock and number of options to purchase shares of common stock outstanding as of March 24, 2006.
Unless otherwise indicated, that number of shares of common stock does not
include the      shares of common stock that may be issued if the underwriters'
overallotment option is exercised in full.

                                       S-8

                                  RISK FACTORS

      In evaluating an investment in our common stock, you should carefully consider the following factors, the risks set forth under the caption "Risk
Factors" included in our Annual Report on Form 10-K for the fiscal year ended
December 31, 2005, which is incorporated by reference in the accompanying prospectus, and the risks set forth under the caption "Risk Factors" beginning on page 4 of the accompanying prospectus.

      A FLAT YIELD CURVE HAS ADVERSE CONSEQUENCES TO OUR OPERATING RESULTS.

      We earn money based upon the spread between the interest payments we earn on our investment securities and the interest payments we must make on our borrowings. We generally borrow on a short term basis and our investment securities earn a return based on relatively longer term interest rates.
Accordingly, during periods of a flattening yield curve, such as we have been recently experiencing, our returns are negatively impacted by interest rate spread compression relative to prior periods in which the yield curve was steeper. We can offer no assurances that we will not continue to be negatively impacted by a flat yield curve.

      OUR OPERATIONS MAY BE ADVERSELY AFFECTED IF WE ARE SUBJECT TO THE
      INVESTMENT COMPANY ACT.

      We rely on the exclusion provided by Section 3(c)(5)(C) of the Investment
Company Act of 1940, as amended (or Investment Company Act). Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires us to invest at least 55% of our assets in "mortgages and other liens on and interests in real estate" (or
Qualifying Real Estate Assets) and at least 80% of our assets in Qualifying Real
Estate Assets plus real estate related assets. The assets that we acquire, therefore, are limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act. If the
Commission determines that any of these securities are not qualifying interests in real estate or real estate related assets, adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exceptions, we could be required to restructure our activities or sell certain of our assets. We may be required at times to adopt less efficient methods of financing certain of our mortgage assets and we may be precluded from acquiring certain types of higher-yielding mortgage assets. The net effect of these factors will be to lower our net interest income. If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described. Our business will be materially and adversely affected if we fail to qualify for this exemption.

                                       S-9

                                 USE OF PROCEEDS

      We expect that the net proceeds to us from this offering of our common stock (after deducting underwriting discounts and commissions and estimated offering expenses) will be approximately $284.75 million ($327.50 million if the underwriters' overallotment option is exercised in full). We intend to use the net proceeds from this offering and the net proceeds of the concurrent offering of the Series B Preferred Stock:

            (i) to purchase mortgage-backed securities. We then intend to increase our investment assets by borrowing against these mortgage-backed securities and using the proceeds of such borrowings to acquire additional mortgage-backed securities; and

            (ii) for general corporate purposes, which may include additional investments.

                                   MANAGEMENT

      The following table sets forth certain information as of March 31, 2006 concerning our executive officers:

            NAME                 AGE                              POSITION HELD WITH THE COMPANY
            ----                 ---                              ------------------------------

Michael A.J. Farrell             54      Chairman of the Board, Chief Executive Officer and President

Wellington J. Denahan-Norris     42      Vice Chairman of the Board, Chief Investment Officer and Chief Operating Officer

Kathryn F. Fagan                 39      Chief Financial Officer and Treasurer

R. Nicholas Singh                47      Executive Vice President, General Counsel, Secretary and Chief Compliance Officer

James P. Fortescue               32      Senior Vice President and Liability Manager

Kristopher Konrad                31      Senior Vice President and Senior Portfolio Manager

Rose-Marie Lyght                 32      Senior Vice President and Senior Portfolio Manager

Jeremy Diamond                   42      Managing Director

Ronald Kazel                     38      Managing Director

      Mr. Farrell and Ms. Denahan-Norris have an average of 24 years experience in the investment banking and investment management industries where, in various capacities, they have each managed portfolios of mortgage-backed securities, arranged collateralized borrowings and utilized hedging techniques to mitigate interest rate and other risk within fixed-income portfolios. Ms. Fagan is a certified public accountant and, prior to becoming our Chief Financial Officer and Treasurer, served as Chief Financial Officer and Controller of a publicly owned savings and loan association. Mr. Singh joined us in February 2005, and prior to that, he was a partner in the law firm of McKee Nelson LLP, and before that, a partner in the law firm Sidley Austin Brown & Wood LLP. Mr. Fortescue joined us in 1997. Mr. Konrad joined us in 1997. Ms. Lyght joined us in April
1999. Mr. Diamond joined us in March 2002. From 1990 to 2002, Mr. Diamond was
President of Grant's Financial Publishing. Mr. Kazel joined us in December 2001, and prior to that he was a Senior Vice President in Friedman Billings Ramsey's
financial services investment banking group. We had 32 full-time employees at
March 31, 2006.

                                      S-10

                                  DISTRIBUTIONS

      To maintain our qualification as a REIT, we must distribute substantially all of our taxable income to our stockholders for each year. We have done this in the past and intend to continue to do so in the future. We also have declared and paid regular quarterly dividends in the past and intend to do so in the future. We have adopted a dividend reinvestment plan to enable common stockholders to reinvest dividends automatically in additional shares of common stock.

      The following table sets forth the cash distributions declared per common share during each fiscal quarter of our current fiscal year and our last three fiscal years and the cash distributions declared per share of Series A Preferred
Stock during each fiscal quarter of our current fiscal year and since the creation of the Series A Preferred Stock.

                                              CASH DISTRIBUTIONS        CASH DISTRIBUTIONS
                                                 DECLARED PER              DECLARED PER
                                                 COMMON SHARE        SERIES A PREFERRED SHARE
                                              ------------------     ------------------------

      2006
      First quarter.......................           $0.11                  $0.492188
      2005
      First quarter.......................           $0.45                  $0.492188
      Second quarter......................           $0.36                  $0.492188
      Third quarter.......................           $0.13                  $0.492188
      Fourth quarter......................           $0.10                  $0.492188
      2004
      First quarter.......................           $0.50                     --
      Second quarter......................           $0.48                  $0.470000
      Third quarter.......................           $0.50                  $0.490000
      Fourth quarter......................           $0.50                  $0.494375
      2003
      First quarter.......................           $0.60                     --
      Second quarter......................           $0.60                     --
      Third quarter.......................           $0.28                     --
      Fourth quarter......................           $0.47                     --

      We have not established a minimum distribution payment level on our common stock and our ability to pay distributions on our common stock may be adversely affected for as a result of the risks set forth under the caption "Risk Factors"
in this prospectus supplement, the risks set forth under the caption "Risk
Factors" in our Annual Report on Form 10-K for the fiscal year ended December
31, 2005, which is incorporated by reference in the accompanying prospectus, and the risks set forth under the caption "Risk Factors" in the accompanying prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time.

                                      S-11

                                 CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 2005
(i) on a historical basis, (ii) as adjusted for the sale of    shares of our
common stock at an offering price of $    per share, and (iii) as adjusted for
the sale of    shares of our common stock as set forth in (ii) and as adjusted for the sale of 4,000,000 shares of our Series B Preferred Stock being offered in our concurrent offering by means of a separate prospectus supplement at an offering price of $25.00 per share. Neither of the offerings is conditioned upon the consummation of the other offering. This presentation should be read in conjunction with our more detailed information contained in the financial statements and notes thereto and "Management's Discussion and Analysis of
Financial Condition and Results of Operations" included in our Annual Report on
Form 10-K for the fiscal year ended December 31, 2005, which are incorporated by reference into the accompanying prospectus.

                                                                                          AS OF DECEMBER 31, 2005
                                                                            ------------------------------------------------
                                                                                             AS ADJUSTED        AS ADJUSTED
                                                                                              FOR THIS           FOR BOTH
                                                                              ACTUAL          OFFERING           OFFERINGS
                                                                            ----------       -----------        -----------
                                                                            (dollars in thousands, except per share amounts)

STOCKHOLDERS' EQUITY:
Preferred stock: 7,637,500 authorized
7.875% Series A Cumulative Redeemable Preferred Stock: 7,412,500 shares
     issued and outstanding............................................        177,088           177,088             177,088
     % Series B Cumulative Convertible Preferred Stock: 0 shares issued
     and outstanding...................................................             --                --           96,750(4)
Common stock: par value $.01 per share; 492,362,500 authorized (1),
     123,684,931 shares issued and outstanding (2).....................          1,237               (3)                 (5)
Additional paid-in capital (2).........................................      1,679,452               (3)                 (5)
Accumulated other comprehensive loss...................................      (207,117)         (207,117)           (207,117)
Retained deficit.......................................................      (146,637)         (146,637)           (146,637)
                                                                            ----------        ----------          ----------
TOTAL CAPITALIZATION...................................................     $1,504,023        $1,788,773          $1,885,523
                                                                            ==========        ==========          ==========

______________

(1)   The number of authorized shares of common stock will be reduced to reflect the reclassification of authorized shares of common stock as authorized shares of Series B Preferred Stock.

(2)   Does not include 3,047,866 shares of our common stock issuable upon the exercise of outstanding options granted pursuant to our long-term incentive plan. Does not include shares of our common stock equal in value to up to $49.50 million issuable to the former stockholders of FIDAC upon
      FIDAC's achievement of certain revenues and pre-tax margins for the year ended December 31, 2006 pursuant to our merger agreement with respect to our acquisition of FIDAC.

(3)   Reflects the consummation of this offering of     shares at an offering
      price of $   per share of our common stock from which we expect to receive net proceeds of approximately $284.75 million, net of underwriting discounts and commission and other expenses. Does not include up to an
      additional     shares of our common stock that we may issue and sell upon the exercise of the underwriters' overallotment option.

(4)   Reflects the consummation of the offering of 4,000,000 shares of our
      Series B Preferred Stock at an offering price of $25.00 per share, net of underwriting discounts and commission and other expenses. Does not include
      600,000 shares of our Series B preferred stock that we may issue and sell upon the exercise of the underwriters' overallotment option. The Series B
      Preferred Stock is being concurrently offered by means of a separate prospectus supplement.

(5)   Reflects the consummation of this offering of     shares of our common
      stock at an offering price of $    per share from which we expect to
      receive net proceeds of approximately $284.75 million, net of underwriting discounts and commission and other expenses. Does not include up to an
      additional     shares of our common stock that we may issue and sell in
      this offering upon the exercise of the underwriters' overallotment option.
      Does not include up to shares of our common stock issuable upon the conversion of 4,000,000 shares of our Series B Preferred Stock at an offering price of $25.00 per share, net of underwriting discounts and
      commission and other expenses. Does not include up to     shares of our
      common stock issuable upon the conversion of 600,000 shares of our Series
      B Preferred Stock that we may issue and sell upon the exercise of the underwriters' overallotment option. The Series B Preferred Stock is being concurrently offered by means of a separate prospectus supplement.

                                      S-12

                     DESCRIPTION OF SERIES B PREFERRED STOCK

      This description of the particular terms of the Series B Preferred Stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus, to which description reference is hereby made.

GENERAL

      We are authorized to issue up to 500,000,000 shares of capital stock.
Under our charter, our board of directors may classify or reclassify any unissued shares of our stock in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as our board of directors may determine by adoption of an amendment to our charter, without any further vote or action by our stockholders. See
"Description of Common Stock and Preferred Stock" in the accompanying prospectus. Our board of directors has adopted articles supplementary to our
charter reclassifying 4,600,000 shares of our common stock as    % Series B
Cumulative Convertible Preferred Stock. The offering of our Series B Preferred
Stock relates to 4,000,000 shares of Series B Preferred Stock (plus up to an additional 600,000 shares of Series B Preferred Stock upon the exercise of the underwriters' overallotment option). The Series B Preferred Stock is a series of our preferred stock.

      The following summary of the terms and provisions of the Series B
Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our charter and the articles supplementary creating the Series B Preferred Stock, which are available from
us.

RANKING

      The Series B Preferred Stock ranks senior to our common stock with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up. The Series B Preferred Stock ranks on parity with all other series of preferred stock that we may issue ranking on parity with the
Series B Preferred Stock, including our Series A Preferred Stock, with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up. We refer to such series of parity preferred stock as
Parity Preferred.

DIVIDENDS

      Holders of Series B Preferred Stock (or Series B Preferred Stockholders)
are entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of dividends, cumulative preferential
cash dividends at the rate of   % per annum of the $25.00 liquidation preference
(equivalent to $ per share). Such dividends will be cumulative from April   ,
2006 for shares issued in this offering, and will be payable to investors quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if not a business day, the next succeeding business day (each, a
Dividend Payment Date). The first dividend for shares issued in this offering will be payable on June 30, 2006 and will be for less than the full quarterly dividend period. Any dividend payable on the Series B Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to Series B
Preferred Stockholders of record as they appear in our stock records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend
Payment Date (each, a Dividend Record Date).

      No dividends on shares of Series B Preferred Stock will be declared by us or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law.

      Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not

                                      S-13

such dividends are declared. Accrued but unpaid dividends on the Series B
Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

      Except as set forth in the next paragraph, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for such full payment is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series B
Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment. Nor will any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation. In addition, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series B Preferred
Stock as to dividends or upon liquidation will not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us
(except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series B Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our charter relating to restrictions on ownership and transfers of our capital stock).

      When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of Parity Preferred, all dividends declared upon the Series B
Preferred Stock and the shares of any other series of Parity Preferred will be declared pro rata so that the amount of dividends declared per share of the
Series B Preferred Stock and the shares of any other series of Parity Preferred will in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and the shares of any other series of
Parity Preferred (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the
Series B Preferred Stock which may be in arrears.

      Series B Preferred Stockholders will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided above. Any dividend payment made on shares of the Series B Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

LIQUIDATION PREFERENCE

      Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, our Series B Preferred Stockholders are entitled to be paid out of our assets that are legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to our common stockholders or to holders of any series of our preferred stock that we may issue that ranks junior to the
Series B Preferred Stock as to liquidation rights.

      In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B
Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Parity Preferred, then the Series B Preferred Stockholders and stockholders of such classes or series of Parity Preferred will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      Series B Preferred Stockholders will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, our Series B Preferred Stockholders will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other corporation with or into us, or the sale, lease or conveyance of all or substantially all of our assets or business, will not be deemed to constitute a liquidation, dissolution or winding up of us.

                                      S-14

VOTING RIGHTS

      Our Series B Preferred Stockholders do not have any voting rights, except as set forth below.

      Whenever dividends on any shares of Series B Preferred Stock will be in arrears for six or more quarterly periods (whether or not consecutive) (a
Preferred Dividend Default), our Series B Preferred Stockholders (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional members of our board of directors
(or Preferred Stock Directors), and the number of directors on the board of directors will increase by two, at a special meeting called by the holders of record of at least 20% of the Series B Preferred Stock or any other series of
Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of
Series B Preferred Stock for the past dividend periods and the dividend for the then current dividend period will have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

      If and when all accumulated dividends and the dividend for the then current dividend period on the Series B Preferred Stock have been paid in full or set aside for payment in full, the Series B Preferred Stockholders will be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected will terminate and the number of directors on the board of directors will decrease by two. Any Preferred Stock
Director may be removed at any time with or without cause by, and will not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity
Preferred that we may issue upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default will continue, any vacancy in the office of a Preferred Stock Director may be filled by the written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors will each be entitled to one vote per director on any matter.

      So long as any shares of Series B Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise (which we refer to as an Event), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B
Preferred Stock; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series B Preferred Stockholders and, provided further, that any increase in the amount of the authorized preferred stock, including the Series B Preferred Stock, or the creation or issuance of any additional Series B Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B Preferred Stock that we may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                                      S-15

RESTRICTIONS ON OWNERSHIP

      To ensure that we maintain our qualification as a REIT for federal income tax purposes, our charter provides that no person or entity may own more than
9.8% of the number or value of any class or series of our outstanding shares of capital stock, including the Series B Preferred Stock with some exceptions. See
"Description of Common Stock and Preferred Stock" in the accompanying prospectus.

MATURITY

      Our Series B Preferred Stock has no maturity date and we are not required to redeem the Series B Preferred Stock. Accordingly, the Series B Preferred
Stock will remain outstanding indefinitely unless a Series B Preferred
Stockholder or we decide to convert it or a Series B Preferred Stockholder elects to have us purchase them upon a fundamental change. See "--Conversion
Rights," "--Company Conversion Option" and "--Purchase of Series B Preferred
Stock Upon a Fundamental Change" below.

REDEMPTION

      We may not redeem the Series B Preferred Stock. On or after April 5, 2011, we have the right to require each Series B Preferred Stockholder to convert its
Series B Preferred Stock. See "--Company Conversion Option" below.

CONVERSION RIGHTS

      Series B Preferred Stockholders, at their option, may convert some or all of their outstanding Series B Preferred Stock initially at a conversion rate of common stock per $25.00 liquidation preference (or the Conversion Rate),
which is equivalent to an initial conversion price of approximately $   per
share of common stock (subject to adjustment in certain events). Shares of our
Series B Preferred Stock will only be convertible into shares of our common stock.

      We will not issue fractional shares of common stock upon the conversion of
Series B Preferred Stock. Instead, we will pay the cash value of such fractional shares based upon the closing sale price of our common shares of stock on the trading day immediately prior to the Conversion Date (as defined below).

      Series B Preferred Stockholders are not entitled to any rights of a common stockholder until such Series B Preferred Stockholder has converted its Series B
Preferred Stock, and only to the extent the Series B Preferred Stock are deemed to have been converted to common stock under our articles supplementary.

COMPANY CONVERSION OPTION

      On or after April 5, 2011, we may, at our option, convert the Series B
Preferred Stock into that number of shares of common stock that are issuable at the then prevailing Conversion Rate (we refer to this option as the Company
Conversion Option). We may exercise our Company Conversion Option only if our common stock price equals or exceeds 130% of the then prevailing conversion price of the Series B Preferred Stock for at least twenty (20) trading days in a period of thirty (30) consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to our issuance of a press release announcing the exercise of our Company Conversion Option as described below.

      To exercise our Company Conversion Option described above, we must issue a press release for publication on the Dow Jones & Company, Inc., Business Wire or
Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first trading day following any date on which the conditions described in the preceding paragraph are met, announcing such conversion. We will also give notice by mail or by publication
(with subsequent prompt notice by mail) to our Series B Preferred Stockholders
(not more than four (4) trading days after the date of the press release) of the exercise of our Company Conversion Option announcing our intention to convert the Series B

                                      S-16

Preferred Stock. The Conversion Date will be a date selected by us (or the
Company Conversion Option Date) and will be no more than five (5) days after the date on which we issue such press release.

      In addition to any information required by applicable law or regulation, the press release and notice of the exercise of our Company Conversion Option will state, as appropriate:

      o     the Company Conversion Option Date;

      o     the number of shares of common stock to be issued upon conversion of each Series B Preferred Stock;

      o     the number of shares of Series B Preferred Stock to be converted;
            and

      o     that dividends on the Series B Preferred Stock to be converted will cease to accrue on the Company Conversion Option Date.

CONVERSION PROCEDURES

      Series B Preferred Stockholders may convert some or all of their shares by surrendering to us at our principal office or at the office of our transfer agent, as may be designated by our board of directors, the certificate or certificates for the Series B Preferred Stock to be converted accompanied by a written notice stating that the Series B Preferred Stockholder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this prospectus supplement and specifying the name or names in which the Series B Preferred Stockholder wishes the certificate or certificates for the shares of common stock to be issued. In case the notice specifies a name or names other than the Series B Preferred Stockholder's name, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of shares of common stock in that name or names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of the Series B Preferred Stock. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and non-assessable full common stock to which the Series B Preferred Stockholders, or the Series B
Preferred Stockholder's transferee, will be entitled and (b) if less than the full number of Series B Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates, less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series B Preferred Stock to be converted (or the Conversion Date)
so that the Series B Preferred Stockholder's rights as to the shares being converted will cease except for the right to receive the conversion value, and, if applicable, the person entitled to receive common shares will be treated for all purposes as having become the record holder of those shares of common stock at that time.

      In lieu of the foregoing procedures, if the Series B Preferred Stock are held in global certificate form, the Series B Preferred Stockholder must comply with the procedures of The Depository Trust Company (or DTC) to convert the
Series B Preferred Stockholder's beneficial interest in respect of the Series B
Preferred Stock evidenced by a global stock certificate of the Series B
Preferred Stock.

      Series B Preferred Stockholders are not eligible to exercise any rights of a common stockholder until they have converted their Series B Preferred Stock into common stock.

      In case any Series B Preferred Stock are to be converted pursuant to our
Company Conversion Option, a Series B Preferred Stockholder's right to voluntarily convert those shares of Series B Preferred Stock will terminate if we have not received such Series B Preferred Stockholder's conversion notice by
5:00 p.m., New York City time, on the trading day immediately preceding the date fixed for conversion pursuant to our Company Conversion Option.

                                      S-17

      If more than one Series B Preferred Stock is surrendered for conversion by the same stockholder at the same time, the number of shares of full common stock issuable on conversion of those Series B Preferred Stock will be computed on the basis of the total number of Series B Preferred Stock so surrendered.

      We will at all times reserve and keep available, free from preemptive rights out of our authorized but unissued shares of capital stock, for issuance upon the conversion of Series B Preferred Stock, a number of our authorized but unissued shares of common stock that will from time to time be sufficient to permit the conversion of all outstanding Series B Preferred Stock.

      Before the delivery of any securities upon conversion of the Series B
Preferred Stock, we will comply with all applicable federal and state laws and regulations. All common stock delivered upon conversion of the Series B
Preferred Stock will upon delivery be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

      If a Series B Preferred Stockholder have exercised its right to require us to repurchase shares of Series B Preferred Stock as described under "-- Purchase of Series B Preferred Stock Upon a Fundamental Change," the Series B Preferred
Stockholder's conversion rights with respect to the Series B Preferred Stock so subject to repurchase will expire if we have not received their conversion notice by 5:00 p.m., New York City time, on the trading day immediately preceding the repurchase date, unless we default on the payment of the purchase price. If the Series B Preferred Stockholder has submitted any such shares for repurchase, such shares may be converted only if the Series B Preferred
Stockholder submits a notice of withdrawal or complies with applicable DTC procedures.

PAYMENT OF DIVIDENDS UPON CONVERSION

      OPTIONAL CONVERSION

      General. If a Series B Preferred Stockholder exercise its conversion rights, upon delivery of the Series B Preferred Stock for conversion, those shares of Series B Preferred Stock will cease to cumulate dividends as of the end of the day immediately preceding the Conversion Date and the Series B
Preferred Stockholder will not receive any cash payment representing accrued and unpaid dividends on the Series B Preferred Stock, except in those limited circumstances discussed below. Except as provided below, we will make no payment for accrued and unpaid dividends, whether or not in arrears, on Series B
Preferred Stock converted at the Series B Preferred Stockholder's election, or for dividends on the common stock issued upon such conversion.

      Conversion On or Before Record Date. If we receive a conversion notice before the close of business on a Dividend Record Date, the Series B Preferred
Stockholder will not be entitled to receive any portion of the dividend payable on such converted stock on the corresponding Dividend Payment Date.

      Conversion After Record Date and Prior to Payment Date. If we receive a conversion notice after the Dividend Record Date but prior to the corresponding
Dividend Payment Date, the Series B Preferred Stockholder on the record date will receive on that Dividend Payment Date accrued dividends on those shares of
Series B Preferred Stock, notwithstanding the conversion of those shares of
Series B Preferred Stock prior to that Dividend Payment Date, because that
Series B Preferred Stockholder will have been the Series B Preferred Stockholder of record on the corresponding record date. At the time that such the Series B
Preferred Stockholder surrenders Series B Preferred Stock for conversion, however, it must pay to us an amount equal to the dividend that has accrued and that will be paid on the related Dividend Payment Date.

      Conversion On or After Payment Date. If the Series B Preferred Stockholder
is a Series B Preferred Stockholder on a Dividend Record Date who converts such shares of Series B Preferred Stock into shares of common stock on or after the corresponding Dividend Payment Date such Series B Preferred Stockholder will be entitled to receive the dividend payable on such shares of Series B Preferred
Stock on such Dividend Payment Date, and the Series B Preferred Stockholder will not need to include payment of the amount of such dividend upon surrender for conversion of shares of the Series B Preferred Stock.

                                      S-18

      COMPANY CONVERSION OPTION

      General. If we convert a Series B Preferred Stockholder's shares pursuant to our Company Conversion Option, whether prior to, on, or after the Dividend
Record Date for the current period, all unpaid dividends that are in arrears as of the Company Conversion Option Date will be payable to the Series B Preferred
Stockholder.

      Conversion Before Record Date. If we exercise our Company Conversion
Option and the effective date of the conversion of the Series B Preferred Stock is a date that is prior to the close of business on any Dividend Record Date, the Series B Preferred Stockholder will not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.

      Conversion On or After Record Date and Prior to Payment Date. If we
exercise our Company Conversion Option and the effective date of the conversion of the Series B Preferred Stock is a date that is on or after the close of business on any Dividend Record Date and prior the close of business on the corresponding Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Series B Preferred
Stock called for a conversion on such date, will be payable on such Dividend
Payment Date to the Series B Preferred Stockholder if the Series B Preferred
Stockholder is the record holder of such shares on such record date.

CONVERSION RATE ADJUSTMENTS

      We will adjust the Conversion Rate if any of the following events occur:

      1.    We issue shares of our common stock as a dividend or distribution to all or substantially all of our common stockholders (other than pursuant to our current dividend reinvestment and share purchase plan or any future dividend reinvestment and share purchase plan we adopt which is not materially adverse to Series B Preferred
            Stockholders and in any case which is without duplication subject to an adjustment under 6 below);

      2.    We subdivide, combine or reclassify our common stock;

      3.    We distribute, to all or substantially all of our common
            stockholders, certain rights or warrants to subscribe for or purchase, for a period expiring within sixty (60) days, common stock, or securities convertible into or exchangeable or exercisable for our common stock, at less than the closing sale price of our common stock on the trading day immediately preceding the date of the announcement of such distribution, provided that the Conversion
            Rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

      4.    We distribute, to all or substantially all of our common
            stockholders, shares of our capital stock or issue evidence of our indebtedness or assets, including securities, but excluding:

            o     dividends or distributions referred to in 1 above;

            o     rights or warrants referred to in 3 above;

            o     dividends and distributions in connection with a
                  reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration described below; and

            o     cash dividends or cash distributions referred to in 6 below;

      5.    We distribute, to all or substantially all of our common
            stockholders, capital stock of one of our subsidiaries, with such adjustment, if any, based on the market value of the subsidiary capital stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution;

                                      S-19

      6.    We pay any cash dividend or cash distribution during any quarterly fiscal period to all or substantially all of our common
            stockholders, in an aggregate amount that, together with other cash dividends or cash distributions made during such quarterly fiscal period, is in excess of $0.11 per share of common stock (or the dividend threshold amount).

            The dividend threshold amount is subject to adjustment from time to time for any stock dividends on or subdivisions or combinations of our common stock.

            The Conversion Rate will be adjusted based on the following formula:

                  CR(1) = CRo x (SP / (SP - DI))

            where,

                  CRo =   the Conversion Rate in effect immediately prior to
                          the record date for such distribution

                  CR(1) = the Conversion Rate in effect immediately after the record date for such distribution

                  SP =    the average of the closing sale price per share of
                          common stock over the ten (10) consecutive trading day
                          period prior to the trading day immediately preceding
                          the earlier of the record date or the ex-dividend date
                          of such cash excess dividend or distribution

                  DI =    the amount in cash per share we distribute to our
                          common stockholders that exceeds the dividend
                          threshold amount described above (with such threshold
                          amounts appropriately adjusted from time to time as
                          provided under "-- Conversion Rate Adjustments"); or

      7.    We make payments in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per stock exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

      To the extent we have a rights plan in effect upon conversion of the
Series B Preferred Stock into common stock, the Series B Preferred Stockholders will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock prior to the time of conversion, in which case the Conversion Rate will be adjusted at the time of separation as if we made a distribution referred to in 4 above (without regard to any of the exceptions there).

      In the case of the following events (each, a Business Combination):

      o     any recapitalization, reclassification or change of our common stock
            (other than changes resulting from a subdivision or combination);

      o     a consolidation, merger or combination involving us;

      o     a sale, conveyance or lease to another corporation of all or substantially all of our property and assets (other than to one or more of our subsidiaries); or

      o     a statutory share exchange;

in each case, as a result of which our common stockholders are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the
Series B Preferred Stockholder will be entitled thereafter to convert such
Series B Preferred Stock into the kind

                                      S-20

and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Series B Preferred Stockholder would have owned or been entitled to receive upon such Business Combination, except that the Series B Preferred Stockholder will not receive a make-whole premium if the Series B Preferred Stockholder does not convert its Series B Preferred Stock
"in connection with" (as defined in "--Adjustment to Conversion Rate Upon
Certain Fundamental Change") the relevant fundamental change. In the event that our common stockholders have the opportunity to elect the form of consideration to be received in such Business Combination, we will make adequate provision whereby the Series B Preferred Stockholders shall have a reasonable opportunity to determine the form of consideration into which all of the Series B Preferred
Stock, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the Series B Preferred Stockholders who participate in such determination, shall be subject to any limitations to which all of our common stockholders are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business
Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by our common stockholders, and (2) two trading days prior to the anticipated effective date of the Business Combination.

      We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by our Series B
Preferred Stockholders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the transfer agent. If the effective date of a Business Combination is delayed beyond the initially anticipated effective date, the Series B Preferred Stockholders will be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the Series B Preferred Stockholder's right to convert the Series B
Preferred Stockholder's shares into our common stock prior to the effective date.

      To the extent permitted by law, we may, from time to time, increase the
Conversion Rate for a period of at least twenty (20) days if our board of directors determines that such an increase would be in our best interests. Any such determination by our board of directors will be conclusive. In addition, we may increase the Conversion Rate if our board of directors deems it advisable to avoid or diminish any income tax to common stockholders resulting from any distribution of common stock or similar event. We will give the Series B
Preferred Stockholder at least fifteen (15) trading days' notice of any increase in the Conversion Rate.

      We will not adjust the Conversion Rate pursuant to these provisions to the extent that the adjustments would reduce the conversion price below $0.01. Nor will we be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least one percent (1%) in the Conversion
Rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent (1%) will be carried forward and taken into account in any subsequent adjustment of the
Conversion Rate. Except as described above in this section, we will not adjust the Conversion Rate for any issuance of our common stock or any securities convertible into or exchangeable or exercisable for our common stock or rights to purchase our common stock or such convertible, exchangeable or exercisable securities.

      The Series B Preferred Stockholder may, in some circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the Conversion Rate.
See "Federal Income Tax Considerations" below.

ADJUSTMENT TO CONVERSION RATE UPON CERTAIN FUNDAMENTAL CHANGES

      If the Series B Preferred Stockholder elects to convert its Series B
Preferred Stock in connection with a fundamental change that occurs on or prior
to April   , 2016, we will increase the Conversion Rate for the Series B
Preferred Stock surrendered for conversion by a number of additional shares determined based on our common stock price at the time of such fundamental change. A conversion of the Series B Preferred Stock will be deemed for these purposes to be "in connection with" a fundamental change if the notice of conversion of the Series B Preferred Stock is received by the conversion agent
(who initially shall be the transfer agent) from and including the effective date of the fundamental change up to and including the trading day prior to the purchase date. See "--Purchase of Series B Preferred Stock Upon a Fundamental
Change" below.

                                      S-21

      The number of additional shares will be determined by reference to the table below, based on the date on which such fundamental change transaction becomes effective (or the effective date) and the price (or the stock price)
paid per share for our common stock in such fundamental change transaction. If our common stockholders receive only cash in such fundamental change transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the closing sale prices of our common stock on the five (5) trading days prior to but not including the effective date of such fundamental change transaction.

      The share prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the Conversion Rate of the Series B Preferred Stock is adjusted. See "-- Conversion Rate Adjustments"
above. The adjusted share prices will equal the product of the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the
Conversion Rate as so adjusted. The number of additional shares will be adjusted in the same manner as the Conversion Rate. See "-- Conversion Rate Adjustments"
above.

      The following table sets forth the hypothetical common stock price and number of additional shares to be issuable per $25.00 liquidation preference of
Series B Preferred Stock:

 EFFECTIVE DATE        $12.00        $13.00        $14.00       $15.00        $20.00       $25.00       $30.00       $40.00
----------------      --------      --------      --------     --------      --------     --------     --------     --------

April   , 2006*        0.3472        0.2747        0.2227       0.2019        0.1515       0.1212       0.1010       0.0757
April 1, 2007          0.3472        0.2739        0.2130       0.1721        0.1291       0.1033       0.0861       0.0646
April 1, 2008          0.3472        0.2738        0.2113       0.1584        0.1028       0.0822       0.0685       0.0514
April 1, 2009          0.3472        0.2738        0.2112       0.1561        0.0743       0.0594       0.0495       0.0371
April 1, 2010          0.3472        0.2737        0.2111       0.1559        0.0433       0.0346       0.0289       0.0216
April 1, 2011          0.3472        0.2737        0.2111       0.1559        0.0000       0.0000       0.0000       0.0000
April 1, 2012          0.3472        0.2737        0.2111       0.1559        0.0000       0.0000       0.0000       0.0000
April 1, 2013          0.3472        0.2737        0.2111       0.1559        0.0000       0.0000       0.0000       0.0000
April 1, 2014          0.3472        0.2737        0.2111       0.1559        0.0000       0.0000       0.0000       0.0000
April 1, 2015          0.3472        0.2737        0.2111       0.1559        0.0000       0.0000       0.0000       0.0000
April 1, 2016          0.3472        0.2737        0.2111       0.1559        0.0000       0.0000       0.0000       0.0000

* Original issue date of the Series B Preferred Stock.

      The hypothetical stock prices and corresponding incremental conversion rate adjustments set forth above are based on certain assumptions and are for illustrative purposes only. The final applicable stock prices and conversion rate adjustments will be set forth in the final prospectus supplement and may differ from those set forth above.

      The exact stock prices and effective dates may not be set forth in the table above, in which case:

      o     If the common stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

      o     If the common stock price is in excess of $   per share (subject to
            adjustment), no additional shares will be issuable upon conversion.

      o     If the common stock price is less than $   per share (subject to
            adjustment), no additional shares will be issuable upon conversion.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

                                      S-22

PURCHASE OF SERIES B PREFERRED STOCK UPON A FUNDAMENTAL CHANGE

      In the event of a fundamental change described below, the Series B
Preferred Stockholder will have the right to require us to purchase for cash all or any part of its Series B Preferred Stock at a purchase price equal to 100% of the liquidation preference of the Series B Preferred Stock to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the fundamental change purchase date.

      Within thirty days after the occurrence of a fundamental change, we will provide to the Series B Preferred Stockholder and the transfer agent a notice of the occurrence of the fundamental change and of the resulting repurchase right.
Such notice will state:

      o     the events constituting the fundamental change;

      o     the date of the fundamental change;

      o     the last date on which the Series B Preferred Stockholder may exercise the repurchase right;

      o     the repurchase price;

      o     the repurchase date;

      o     the name and address of the paying agent and the conversion agent;

      o     the Conversion Rate and any adjustment to the Conversion Rate that will result from the fundamental change;

      o     that Series B Preferred Stock with respect to which a repurchase notice is given by the Series B Preferred Stockholder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and

      o     the procedures that the Series B Preferred Stockholder must follow to exercise the repurchase rights.

      Simultaneously with providing the Series B Preferred Stockholder such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as we may use at that time and publish such information on our corporate website.

      To exercise the purchase right, the Series B Preferred Stockholder must deliver, on or before the twentieth trading day after the date of our notice of a fundamental change (subject to extension to comply with applicable law), the
Series B Preferred Stock to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Fundamental Change
Purchase Notice" on the reverse side of the Series B Preferred Stock duly completed, to the paying agent. The purchase notice will state:

      o     the relevant purchase date;

      o     the portion of the liquidation preference of Series B Preferred
            Stock to be purchased, in integral multiples of $25.00; and

      o     that the Series B Preferred Stock are to be purchased by us pursuant to the applicable provisions of the Series B Preferred Stock.

      If the Series B Preferred Stock are not in certificated form, its purchase notice must comply with applicable Depository Trust Company procedures.

                                      S-23

      The Series B Preferred Stockholder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the trading day prior to the fundamental change purchase date. The notice of withdrawal shall state:

      o     the liquidation preference of the withdrawn Series B Preferred
            Stock, in integral multiples of $25.00;

      o     if certificated Series B Preferred Stock have been issued, the certificate numbers of the withdrawn Series B Preferred Stock; and

      o     the liquidation preference, if any, which remains subject to the purchase notice.

      If the Series B Preferred Stock are not in certificated form, the Series B
Preferred Stockholder's notice of withdrawal must comply with applicable
Depository Trust Company procedures.

      We will be required to purchase the Series B Preferred Stock no less than
30 days nor more than 45 days after the date of our notice of the occurrence of the relevant fundamental change, subject to extension to comply with applicable law. The Series B Preferred Stockholder will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or delivery of the Series B
Preferred Stock. If the paying agent holds cash sufficient to pay the fundamental change purchase price of the Series B Preferred Stock on the trading day following the fundamental change purchase date, then:

      o     the Series B Preferred Stock will cease to be outstanding and dividends (including additional dividends, if any) will cease to accrue (whether or not book-entry transfer of the Series B Preferred
            Stock is made or whether or not the Series B Preferred Stock
            Certificate is delivered to the paying agent); and

      o     all of the Series B Preferred Stockholder's other rights will terminate (other than the right to receive the fundamental change purchase price upon delivery or transfer of the Series B Preferred
            Stock).

      A "fundamental change" will be deemed to occur upon a change of control or a termination of trading. A "change of control" will be deemed to have occurred at such time after the original issuance of the Series B Preferred Stock when the following has occurred:

      1.    any "person" or "group" (as such terms are used in Sections 13(d)
            and 14(d) of the Securities Exchange Act of 1934) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of our total outstanding voting stock other than an acquisition by us or any of our subsidiaries;

      2.    we consolidate with, or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, other than: (1) any transaction (A) that does not result in any reclassification, exchange, or cancellation of outstanding shares of our capital stock and (B) pursuant to which our capital stockholders immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or (2) any merger solely for the purpose of changing our jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

      3.    we approve a plan of liquidation or dissolution.

                                      S-24

      A "termination of trading" is deemed to occur if our common stock (or other common stock into which the Series B Preferred Stock are then convertible)
is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for our common stock
(excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in the transaction or transactions constituting the change of control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the
Series B Preferred Stock become convertible solely into such common stock.

      For purposes of the foregoing, "voting shares" means shares of the class or classes pursuant to which the stockholders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation (irrespective of whether or not at the time shares of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

      The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase
"substantially all" under the laws of the State of Maryland, which govern the
Series B Preferred Stock, and our formation. Accordingly, the Series B Preferred
Stockholder's ability to require us to repurchase our Series B Preferred Stock as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

      In connection with a fundamental change purchase, we will comply with all
U.S. federal and state securities laws in connection with any offer by us to purchase the Series B Preferred Stock upon a fundamental change.

      This fundamental change purchase feature may make more difficult or discourage a party from taking over our company and removing incumbent management. We are not aware, however, of any specific effort to accumulate our capital stock with the intent to obtain control of our company by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a result of negotiations between our company and the underwriters.

      We could, in the future, enter into certain transactions, including recapitalizations that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect the Series
B Preferred Stockholder. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, and to satisfy our obligation to repurchase the Series B Preferred Stock upon a fundamental change.

      Our ability to repurchase Series B Preferred Stock upon the occurrence of a fundamental change is subject to important limitations. If a fundamental change were to occur, we may not have sufficient funds, or be able to arrange financing, to pay the fundamental change purchase price for the Series B
Preferred Stock tendered by the Series B Preferred Stockholder. In addition, we may in the future incur debt that has similar fundamental change provisions that permit holders of such debt to accelerate or require us to purchase such debt upon the occurrence of events similar to a fundamental change. In addition, our ability to repurchase Series B Preferred Stock for cash may be limited by restrictions on our ability to obtain funds.

      We will not be required to make an offer to purchase the Series B
Preferred Stock upon a fundamental change if a third party (1) makes an offer to purchase the Series B Preferred Stock in the manner, at the times and otherwise in compliance with the requirements applicable to an offer made by us to purchase Series B Preferred Stock upon a fundamental change and (2) purchases all of the Series B Preferred Stock validly delivered and not withdrawn under such offer to purchase Series B Preferred Stock.

TRANSFER AGENT

      The transfer agent, registrar, dividend disbursing agent, paying agent and the conversion agent for the Series B Preferred Stock will be Mellon Investor
Services LLC.

                                      S-25

                               CONCURRENT OFFERING

      Concurrently with the common stock offering, we are, by means of a separate prospectus supplement, conducting an offering of 4,000,000 shares of
Series B Preferred Stock (plus up to an additional 600,000 shares of Series B
Preferred Stock upon the exercise of the underwriters' overallotment option). We expect net proceeds of approximately $96.75 million from the offering of the
Series B Preferred Stock, plus net proceeds of up to an additional $14.55 million if the underwriters' overallotment option to purchase an additional
600,000 shares of our Series B Preferred Stock is exercised in full (based on a public offering price of $25.00 per share, and after deducting underwriting discounts and commissions and expenses payable by us). Neither of the offerings is conditioned upon the consummation of the other offering

                        FEDERAL INCOME TAX CONSIDERATIONS

      In addition to reading the discussion in the accompanying prospectus under the caption "Federal Income Tax Considerations," you should read the following information. In particular, certain items discussed below update the accompanying prospectus for changes that have occurred in the relevant tax law.

      You should disregard the last paragraph under the caption "Federal Income
Tax Considerations - REIT Qualification - Quarterly Asset Tests" and you should read the following paragraph instead.

      For calendar years beginning after December 31, 2005, if we fail to satisfy the quarterly asset tests for any quarter we will not lose our REIT status as a result of such failure, if (i) we meet certain record keeping requirements concerning our assets, (ii) our failure to comply with the quarterly asset tests at the close of any calendar quarter was due to reasonable cause and not willful neglect, (iii) we dispose of the assets that caused us to fail the quarterly asset test within six months of our discovery of the failure, and (iv) we would, but for the failure, otherwise satisfy the quarterly asset tests. Relief is also provided for certain de minimis failures of the quarterly asset tests describe under "Federal Income Tax Considerations - REIT
Qualification - Quarterly Asset Tests" at item 4, provided we dispose of the assets causing us to fail the asset test within six months of our discovery of the failure. In all cases, other than the case of a de minimis failure described in the preceding sentence, we will be subject to a tax equal to the lesser of
(i) $50,000, or (ii) an amount to be determined under future regulations that would be based on the income generated by the assets that were not qualifying assets.

      In the discussion in the accompanying prospectus under the caption
"Federal Income Tax Considerations - REIT Qualification - Gross Income Tests,"
you should read the following paragraph as though it followed what is currently stated in item 2. (d).

      For taxable years beginning after December 31, 2004, income derived from hedging transactions, and gain from the disposition of such transactions, shall be disregarded for purposes of the 95% gross income test, provided that such transactions were properly identified as hedging transactions under regulations issued pursuant to section 1221 of the Code and provided that such transactions were entered into to manage interest rate risk with respect to indebtedness incurred, or to be incurred, to acquire or carry real estate assets.

      You should disregard the discussion under "Federal Income Tax
Considerations - REIT Qualification -Hedging Transactions" and read instead the following paragraph.

      The tax treatment of hedging transactions under the tax rules applicable to REIT qualification are not entirely clear. Generally, for any hedging transaction that we entered into prior to December 31, 2004, to manage interest rate risk associated with having incurred indebtedness to acquire or carry real estate assets, any income or gain derived from such hedging transactions is qualified income for purposes of the 95% gross income test. For hedging transactions that we enter into after December 31, 2004, we must comply with certain identification procedures set out in Treasury regulations to ensure the status of our hedging transactions as hedges for tax purposes and, as in the past, we must hedge only risk associated with debt incurred to acquire or to carry real estate assets. Any income derived from any such properly identified transaction will not be treated as gross income for purposes of the 95% gross income test. The principal difference here is then that, under prior law, hedging income was qualified income for purposes of the 95% gross income test.
It is now not counted as gross income for purposes of applying that test.

                                      S-26

                                  UNDERWRITING

      We intend to offer the shares through the underwriters. Merrill Lynch,
Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and UBS
Securities LLC are acting as representatives of the underwriters named below.
Subject to the terms and conditions described in a purchase agreement among us and the underwriters, the underwriters severally have agreed to purchase from us the number of shares listed opposite their names below.

                                                               NUMBER
                        UNDERWRITER                            OF SHARES
                        -----------                            ---------
      Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated...........................
      Citigroup Global Markets Inc.......................
      UBS Securities LLC.................................
      Deutsche Bank Securities Inc.......................
      Keefe, Bruyette & Woods, Inc. .....................
      RBC Capital Markets Corporation ...................
                                                            ----------------
                  Total..................................
                                                            ================

      The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

      The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a
concession not in excess of $   per share. The underwriters may allow, and the
dealers may reallow, a discount not in excess of $   per share to other dealers.
After the public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment options.

                                          PER SHARE  WITHOUT OPTION  WITH OPTION
                                          ---------  --------------  -----------
Public offering price..................       $            $              $
Underwriting discount..................       $            $              $
Proceeds, before expenses, to us.......       $            $              $

      The expenses of the offering, not including the underwriting discount, are estimated at $250,000 and are payable by us.

                                      S-27

OVERALLOTMENT OPTION

      We have granted options to the underwriters to purchase up to additional shares at the public offering price less the underwriting discount.
The underwriters may exercise these options for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

      Pursuant to certain "lock-up" agreements, we and our executive officers and directors have agreed, subject to certain exceptions, including the concurrent offering by us, by means of a separate prospectus supplement, of
4,000,000 shares of our Series B Preferred Stock (plus up to 600,000 additional shares of our Series B Preferred Stock upon the election of the underwriters'
overallotment option), not to offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, directly of indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common shares or securities convertible into or exchangeable or exercisable for any common shares without the prior written consent of Merrill Lynch for a period of 90 days after the date of this prospectus supplement. Specifically, we and these other individuals have agreed not to directly or indirectly:

      o     offer, pledge, sell or contract to sell any common stock;

      o     sell any option or contract to purchase any common stock;

      o     purchase any option or contract to sell any common stock;

      o     grant any option, right or warrant for the sale of any common stock;

      o     lend or otherwise dispose of or transfer any common stock;

      o     request or demand that we file a registration statement related to the common stock; or

      o     enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The 90-day restricted period will be automatically extended if (1) during the last 17 days of the 90-day restricted period issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or becomes aware that material news or a material event will occur during the 16-day-period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The exceptions permit us, among other things and subject to restrictions, to: (a) issue common stock or options pursuant to our long term stock incentive plan or pursuant to the exercise of employee stock options or other awards, and (b) issue common stock pursuant to our stock dividend reinvestment plan.

NEW YORK STOCK EXCHANGE LISTING

      Our shares of common stock are listed on the New York Stock Exchange under the symbol "NLY."

                                      S-28

PRICE STABILIZATION, SHORT POSITIONS

      Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

SELLING RESTRICTIONS

      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (or, individually, a Relevant Member
State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that
Relevant Member State (or the Relevant Implementation Date) it has not made and will not make an offer of common stock to the public in that Relevant Member
State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the
Relevant Implementation Date, make an offer of common stock to the public in that Relevant Member State at any time:

      o     to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

      o     to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than (euro)43,000,000 and (iii) an annual net turnover of more than (euro)50,000,000, as shown in its last annual or consolidated accounts; or

      o     in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus
            Directive.

      For the purposes of this provision, the expression an "offer of common stock to the public" in relation to any common stock in any Relevant Member
State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression
Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

      Each underwriter has represented and agreed that:

      o     it has not made and will not make an offer of the common stock to the public in the United Kingdom prior to the publication of a prospectus in relation to the common stock and the offer that has been approved by the FSA or, where appropriate, approved in another
            Member State and notified to the FSA, all in accordance with the
            Prospectus Directive, except that it may make an offer of the common stock to persons who fall within the definition of "qualified investor" as that

                                      S-29

            term is defined in Section 86 (7) of FSMA, or otherwise in circumstances which do not result in an offer of transferable securities to the public in the United Kingdom within the meaning of
            FSMA;

      o     it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue or sale of any common stock in circumstances in which Section 21(1) of FSMA does not apply to it; and

      o     it has complied and will comply with all applicable provisions of
            FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

INTERNET DISTRIBUTION

      Merrill Lynch will be facilitating internet distribution for this offering to certain of its internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers.
An electronic prospectus supplement is available on the internet web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch web site is not part of this prospectus supplement.

OTHER RELATIONSHIPS

      Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, Merrill Lynch, Pierce, Fenner
& Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities
Inc., UBS Securities LLC, RBC Capital Markets Corporation or their respective affiliates have been or are lenders under one or more of our secured repurchase credit facilities, and we have entered into interest rate swap agreements with certain of the underwriters. Certain of the underwriters and their respective affiliates are or have been counterparties to securities and other trading activities with us.

                                      S-30

                                  LEGAL MATTERS

      Certain legal matters relating to this offering will be passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP, Washington, D.C. In addition, the description of federal income tax consequences contained in the section of this prospectus supplement entitled "Federal Income Tax Considerations" and in the section of the accompanying prospectus entitled "Federal Income Tax
Considerations" is based on the opinion of McKee Nelson LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by
Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

                                      S-31

PROSPECTUS

                                  $750,000,000

                        ANNALY MORTGAGE MANAGEMENT, INC.

                        COMMON STOCK AND PREFERRED STOCK

      By this prospectus, we may offer, from time to time, shares of our:

          o   common stock;

          o   preferred stock; or

          o   any combination of the foregoing.

      We will provide specific terms of each issuance of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest.

      This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

      The New York Stock Exchange lists our common stock under the symbol "NLY"
and our 7.875% Series A Cumulative Redeemable Preferred Stock under the symbol
"NLY PrA."

      To ensure we qualify as a real estate investment trust, no person may own more than 9.8% of the outstanding shares of any class of our common stock or our preferred stock, unless our Board of Directors waives this limitation.

      CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS
PROSPECTUS.

      We may sell these securities to or through underwriters, dealers or agents, or we may sell the securities directly to investors on our own behalf.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                The date of this prospectus is December 20, 2004

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the
Securities and Exchange Commission (or SEC) using a "shelf" registration process. Under this process, we may offer and sell any combination of common stock and preferred stock in one or more offerings for total proceeds of up to
$750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can
Find More Information."

                           FORWARD-LOOKING INFORMATION

      This prospectus and the documents incorporated by references herein contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (or the
Securities Act), and Section 21E of the Securities Exchange Act of 1934, as
amended (or the Exchange Act). Forward-looking statements, which are based on various assumptions (some of which are beyond our control), may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate,"
"continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the availability of mortgage-backed securities for purchase, the availability of financing and, if available, the terms of any financing, and risks associated with the investment advisory business of our wholly owned subsidiary, Fixed Income Discount Advisory Company (which we refer to as FIDAC), including the removal by FIDAC's clients of assets FIDAC manages, FIDAC's regulatory requirements and competition in the investment advisory business. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, please see the information under the caption "Risk Factors" beginning on page 4 of this prospectus. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                     ABOUT ANNALY MORTGAGE MANAGEMENT, INC.

GENERAL

      We own, manage, and finance a portfolio of investment securities, including mortgage pass-through certificates, collateralized mortgage obligations (or CMOs), agency callable debentures, and other securities representing interests in or obligations backed by pools of mortgage loans. Our principal business objective is to generate net income for distribution to our stockholders from the spread between the interest income on our investment securities and the cost of borrowings to finance our acquisition of investment securities. We are a Maryland

corporation that commenced operations on February 18, 1997. We are self-advised and self-managed.

      We have elected and believe that we are organized and have operated in a manner that enables us to be taxed as a real estate investment trust (or REIT)
under the Internal Revenue Code of 1986, as amended (or the Code). If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that is distributed to our stockholders. Therefore, substantially all of our assets, other than FIDAC, our taxable REIT subsidiary, consist of qualified REIT real estate assets (of the type described in Section
856(c)(5)(B) of the Code). We have financed our purchases of investment securities with the net proceeds of equity offerings and borrowings under repurchase agreements whose interest rates adjust based on changes in short-term market interest rates.

ASSETS

      On September 30, 2004, all of the investment securities we owned were
"agency certificates" or "agency debentures." Agency certificates are mortgage pass-through certificates where a government agency or federally chartered corporation, such as Federal Home Loan Mortgage Corporation (or FHLMC), Federal
National Mortgage Association (or FNMA), or Government National Mortgage
Association (or GNMA), guarantees payments of principal or interest on the certificates. Although not rated, these agency certificates carry an implied
"AAA" rating. Agency debentures are debt instruments issued by FHLMC, FNMA, or the Federal Home Loan Bank (or FHLB).

      -   Freddie Mac is a common abbreviation that refers to the FHLMC, a privately-owned, government-sponsored enterprise created pursuant to an act of Congress.

      -   Fannie Mae is a common abbreviation that refers to the FNMA, a privately-owned, federally-chartered corporation organized under an act of Congress.

      -   Ginnie Mae is a common abbreviation that refers to the GNMA, a wholly-owned instrumentality of the United States within the
          Department of Housing and Urban Development.

      Even though we have only acquired "AAA" securities so far, pursuant to our capital investment policy, we have the ability to acquire securities of lower credit quality. Under our policy:

      -   75% of our investments must have a "AA" or higher rating by Standard &
          Poor's Corporation (or S&P), an equivalent rating by another nationally recognized rating organization or our management must determine that the investments are of comparable credit quality to investments with these ratings;

      -   the remaining 25% of our investments must have a "BBB" or higher rating by S&P, or an equivalent rating by another nationally recognized rating organization, or our management must determine that the investments are of comparable credit quality to

          investments with these ratings. Securities with ratings of "BBB" or higher are commonly referred to as "investment grade" securities; and

      -   we seek to have a minimum weighted average rating for our portfolio of at least "A" by S&P.

      We acquire both adjustable-rate and fixed-rate securities. Adjustable-rate investment securities have interest rates that adjust periodically based upon changes in an objective index of short-term interest rates, such as London
Interbank Offered Rate (or LIBOR) or a U.S. Treasury index. On September 30,
2004, approximately 71% of our investment securities were adjustable-rate securities and approximately 29% were fixed-rate securities.

BORROWINGS

      We borrow money primarily through repurchase agreements using our investment securities as collateral. We generally expect to maintain a ratio of debt-to-equity of between 8:1 to 12:1, although the ratio may vary from time to time depending upon market conditions and other factors our management deems relevant. At September 30, 2004, our debt-to-equity ratio was 9.4:1.

      We attempt to structure our borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, correspond generally to the interest rate adjustment indices and periods of our adjustable-rate investment securities. Nevertheless, the interest rates on our borrowings generally adjust more frequently than the interest rates on our investment securities. In addition, our fixed-rate mortgage-backed securities do not provide for any periodic rate adjustments. Accordingly, we could experience net losses or a decrease in net profits in a period of rising interest rates.

RATIO EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      Our ratio of earnings to combined fixed charges and preferred stock dividends was 2.05 for the nine months ended September 30, 2004, and 1.99, 2.14,
1.55, 1.18 and 1.26 for the years ended December 31, 2003, 2002, 2001, 2000 and
1999, respectively.

STOCK LISTING

      Our common stock is traded on the New York Stock Exchange under the symbol
"NLY" and our 7.875% Series A Cumulative Redeemable Preferred Stock (which we refer to as our Series A Preferred Stock) is traded on the New York Stock
Exchange under the symbol "NLY PrA."

PRINCIPAL EXECUTIVE OFFICES AND TELEPHONE NUMBER

      Our principal executive offices are located at 1211 Avenue of the
Americas, Suite 2902, New York, New York 10036. Our telephone number is (212)
696-0100.

                                  RISK FACTORS

      An investment in our stock involves a number of risks. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition, and results of operations could be materially adversely affected. If this were to occur, the trading price of our stock could decline significantly and you may lose all or part of your investment.

AN INCREASE IN THE INTEREST PAYMENTS ON OUR BORROWINGS RELATIVE TO THE INTEREST
WE EARN ON OUR INVESTMENT SECURITIES MAY ADVERSELY AFFECT OUR PROFITABILITY

      We earn money based upon the spread between the interest payments we earn on our investment securities and the interest payments we must make on our borrowings. If the interest payments on our borrowings increase relative to the interest we earn on our investment securities, our profitability may be adversely affected.

      The interest payments on our borrowings may increase relative to the interest we earn on our adjustable-rate investment securities for various reasons discussed in this section.

o  DIFFERENCES IN TIMING OF INTEREST RATE ADJUSTMENTS ON OUR INVESTMENT
   SECURITIES AND OUR BORROWINGS MAY ADVERSELY AFFECT OUR PROFITABILITY

      We rely primarily on short-term borrowings to acquire investment securities with long-term maturities. Accordingly, if short-term interest rates increase, this may adversely affect our profitability.

      Most of the investment securities we acquire are adjustable-rate securities. This means that their interest rates may vary over time based upon changes in an objective index, such as:

      -   LIBOR. The interest rate that banks in London offer for deposits in
          London of U.S. dollars.

      -   Treasury Rate. A monthly or weekly average yield of benchmark U.S.
          Treasury securities, as published by the Federal Reserve Board.

      -   CD Rate. The weekly average of secondary market interest rates on six-month negotiable certificates of deposit, as published by the
          Federal Reserve Board.

      These indices generally reflect short-term interest rates. On September
30, 2004, approximately 71% of our investment securities were adjustable-rate securities.

      The interest rates on our borrowings similarly vary with changes in an objective index. Nevertheless, the interest rates on our borrowings generally adjust more frequently than the interest rates on our adjustable-rate investment securities. For example, on September 30, 2004, our adjustable-rate investment securities had a weighted average term to next rate adjustment of 25 months, while our borrowings had a weighted average term to next rate adjustment of 109 days. Accordingly, in a period of rising interest rates, we could experience a decrease in net

income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our adjustable-rate investment securities.

o  INTEREST RATE CAPS ON OUR INVESTMENT SECURITIES MAY ADVERSELY AFFECT OUR
   PROFITABILITY

      Our adjustable-rate investment securities are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of an investment security. Our borrowings are not subject to similar restrictions.
Accordingly, in a period of rapidly increasing interest rates, we could experience a decrease in net income or experience a net loss because the interest rates on our borrowings could increase without limitation while the interest rates on our adjustable-rate investment securities would be limited by caps.

o  BECAUSE WE ACQUIRE FIXED-RATE SECURITIES, AN INCREASE IN INTEREST RATES MAY
   ADVERSELY AFFECT OUR PROFITABILITY

      While the majority of our investments consist of adjustable-rate investment securities, we also invest in fixed-rate mortgage-backed securities.
In a period of rising interest rates, our interest payments could increase while the interest we earn on our fixed-rate mortgage-backed securities would not change. This would adversely affect our profitability. On September 30, 2004, approximately 29% of our investment securities were fixed-rate securities.

AN INCREASE IN PREPAYMENT RATES MAY ADVERSELY AFFECT OUR PROFITABILITY

      The mortgage-backed securities we acquire are backed by pools of mortgage loans. We receive payments, generally, from the payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans at rates that are faster than expected, this results in prepayments that are faster than expected on the mortgage-backed securities. These faster than expected prepayments may adversely affect our profitability.

      We often purchase mortgage-backed securities that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we must pay a premium over the market value to acquire the security. In accordance with accounting rules, we amortize this premium over the term of the mortgage-backed security. If the mortgage-backed security is prepaid in whole or in part prior to its maturity date, however, we must expense all or a part of the remaining unamortized portion of the premium that was prepaid at the time of the prepayment. This adversely affects our profitability. On
September 30, 2004, approximately 94% of the mortgage-backed securities we owned were acquired at a premium.

      Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

      We may seek to reduce prepayment risk by acquiring mortgage-backed securities at a discount. If a discounted security is prepaid in whole or in part prior to its maturity date, we will earn income equal to the amount of the remaining discount. This will improve our profitability if

the discounted securities are prepaid faster than expected. On September 30,
2004, approximately 6% of the mortgage-backed securities we owned were acquired at a discount.

      We also can acquire mortgage-backed securities that are less affected by prepayments. For example, we can acquire CMOs, a type of mortgage-backed security. CMOs divide a pool of mortgage loans into multiple tranches that allow for shifting of prepayment risks from slower-paying tranches to faster-paying tranches. This is in contrast to pass-through or pay-through mortgage-backed securities, where all investors share equally in all payments, including all prepayments. As discussed below, the Investment Company Act of 1940 (or the
Investment Company Act) imposes restrictions on our purchase of CMOs. On
September 30, 2004, approximately 26% of our mortgage-backed securities were
CMOs and approximately 74% of our mortgage-backed securities were pass-through or pay-through securities.

      While we seek to minimize prepayment risk to the extent practical, in selecting investments we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

AN INCREASE IN INTEREST RATES MAY ADVERSELY AFFECT OUR BOOK VALUE

      Increases in interest rates may negatively affect the market value of our investment securities. Our fixed-rate securities, generally, are more negatively affected by these increases. In accordance with accounting rules, we reduce our book value by the amount of any decrease in the market value of our investment securities.

OUR STRATEGY INVOLVES SIGNIFICANT LEVERAGE

      We seek to maintain a ratio of debt-to-equity of between 8:1 and 12:1, although our ratio may at times be above or below this amount. We incur this leverage by borrowing against a substantial portion of the market value of our investment securities. By incurring this leverage, we can enhance our returns.
Nevertheless, this leverage, which is fundamental to our investment strategy, also creates significant risks.

o  OUR LEVERAGE MAY CAUSE SUBSTANTIAL LOSSES

      Because of our significant leverage, we may incur substantial losses if our borrowing costs increase. Our borrowing costs may increase for any of the following reasons:

      -   short-term interest rates increase;

      -   the market value of our investment securities decreases;

      -   interest rate volatility increases; or

      -   the availability of financing in the market decreases.

o  OUR LEVERAGE MAY CAUSE MARGIN CALLS AND DEFAULTS AND FORCE US TO SELL ASSETS
   UNDER ADVERSE MARKET CONDITIONS

      Because of our leverage, a decline in the value of our investment securities may result in our lenders initiating margin calls. A margin call means that the lender requires us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of the borrowing. Our fixed-rate mortgage-backed securities generally are more susceptible to margin calls as increases in interest rates tend to more negatively affect the market value of fixed-rate securities.

      If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. This could force us to sell our investment securities under adverse market conditions. Additionally, in the event of our bankruptcy, our borrowings, which are generally made under repurchase agreements, may qualify for special treatment under the Bankruptcy Code. This special treatment would allow the lenders under these agreements to avoid the automatic stay provisions of the
Bankruptcy Code and to liquidate the collateral under these agreements without delay.

o  LIQUIDATION OF COLLATERAL MAY JEOPARDIZE OUR REIT STATUS

      To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investment securities, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT. For further discussion of these asset and source of income requirements and the consequences of our failure to continue to qualify as a REIT, please see the "Federal Income Tax
Considerations" section of this prospectus.

o  WE MAY EXCEED OUR TARGET LEVERAGE RATIOS

      We seek to maintain a ratio of debt-to-equity of between 8:1 and 12:1.
However, we are not required to stay within this leverage ratio. If we exceed this ratio, the adverse impact on our financial condition and results of operations from the types of risks described in this section would likely be more severe.

o  WE MAY NOT BE ABLE TO ACHIEVE OUR OPTIMAL LEVERAGE

      We use leverage as a strategy to increase the return to our investors.
However, we may not be able to achieve our desired leverage for any of the following reasons:

      -   we determine that the leverage would expose us to excessive risk;

      -   our lenders do not make funding available to us at acceptable rates;
          or

      -   our lenders require that we provide additional collateral to cover our borrowings.

o  WE MAY INCUR INCREASED BORROWING COSTS WHICH WOULD ADVERSELY AFFECT OUR
   PROFITABILITY

      Currently, all of our borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these repurchase agreements increase, it would adversely affect our profitability.

      Our borrowing costs under repurchase agreements generally correspond to short-term interest rates such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon:

      -   the movement of interest rates;

      -   the availability of financing in the market; or

      -   the value and liquidity of our investment securities.

IF WE ARE UNABLE TO RENEW OUR BORROWINGS AT FAVORABLE RATES, OUR PROFITABILITY
MAY BE ADVERSELY AFFECTED

      Since we rely primarily on short-term borrowings, our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew or replace maturing borrowings, we would have to sell our assets under possibly adverse market conditions.

WE HAVE NOT USED DERIVATIVES TO MITIGATE OUR INTEREST RATE AND PREPAYMENT RISKS

      Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us mitigate our interest rate and prepayment risks described above. However, we have determined in the past that the cost of these transactions outweighs the benefits. In addition, we will not enter into derivative transactions if we believe they will jeopardize our status as a REIT. If we decide to enter into derivative transactions in the future, these transactions may mitigate our interest rate and prepayment risks but cannot insulate us from these risks.

OUR INVESTMENT STRATEGY MAY INVOLVE CREDIT RISK

      We may incur losses if there are payment defaults under our investment securities.

      To date, all of our mortgage-backed securities have been agency certificates and agency debentures which, although not rated, carry an implied
"AAA" rating. Agency certificates are mortgage pass-through certificates where
Freddie Mac, Fannie Mae or Ginnie Mae guarantees payments of principal or interest on the certificates. Agency debentures are debt instruments issued by
Freddie Mac, Fannie Mae, or the FHLB.

      Even though we have only acquired "AAA" securities so far, pursuant to our capital investment policy, we have the ability to acquire securities of lower credit quality. Under our policy:

      -   75% of our investments must have a "AA" or higher rating by S&P, an equivalent rating by a similar nationally recognized rating organization or our management must determine that the investments are of comparable credit quality to investments with these ratings;

      -   the remaining 25% of our investments must have a "BBB" or higher rating by S&P, or an equivalent rating by a similar nationally recognized rating organization, or our management must determine that the investments are of comparable credit quality to investments with these ratings. Securities with ratings of "BBB" or higher are commonly referred to as "investment grade" securities; and

      -   we seek to have a minimum weighted average rating for our portfolio of at least "A" by S&P.

      If we acquire mortgage-backed securities of lower credit quality, we may incur losses if there are defaults under those mortgage-backed securities or if the rating agencies downgrade the credit quality of those mortgage-backed securities.

WE HAVE NOT ESTABLISHED A MINIMUM DIVIDEND PAYMENT LEVEL

      We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year (subject to certain adjustments) is distributed. This enables us to qualify for the tax benefits accorded to a REIT under the Code. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected for the reasons described in this section. All distributions will be made at the discretion of our Board of Directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our Board of Directors may deem relevant from time to time.

BECAUSE OF COMPETITION, WE MAY NOT BE ABLE TO ACQUIRE MORTGAGE-BACKED SECURITIES
AT FAVORABLE YIELDS

      Our net income depends, in large part, on our ability to acquire mortgage-backed securities at favorable spreads over our borrowing costs. In acquiring mortgage-backed securities, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-backed securities, many of which have greater financial resources than us. As a result, in the future, we may not be able to acquire sufficient mortgage-backed securities at favorable spreads over our borrowing costs.

WE ARE DEPENDENT ON OUR KEY PERSONNEL

      We are dependent on the efforts of our key officers and employees, including Michael A. J. Farrell, Chairman of the Board of Directors, Chief
Executive Officer, and President, Wellington J. Denahan-Norris, Vice Chairman
and Chief Investment Officer, Kathryn F. Fagan, Chief Financial Officer and
Treasurer, and Jennifer S. Karve, Executive Vice President and Secretary. The
loss of any of their services could have an adverse effect on our operations.

Although we have employment agreements with each of them, we cannot assure you they will remain employed with us.

WE AND OUR SHAREHOLDERS ARE SUBJECT TO CERTAIN TAX RISKS

o  OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE ADVERSE TAX CONSEQUENCES

      We believe that since 1997 we have qualified for taxation as a REIT for federal income tax purposes. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 75% of our gross income must come from real estate sources and 95% of our gross income must come from real estate sources and certain other sources that are itemized in the REIT tax laws. We are also required to distribute to stockholders at least 90% of our
REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain). Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the Internal
Revenue Service (or IRS) might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult or impossible for us to remain qualified as a REIT.

      If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first fail to qualify. If we fail to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to our stockholders. This would likely have a significant adverse effect on the value of our securities. In addition, the tax law would no longer require us to make distributions to our stockholders.

      On October 22, 2004, President Bush signed the American Jobs Creation Act of 2004 (the 2004 Act), which, among other things, amends the rules applicable to REIT qualification. In particular, the 2004 Act provides that a REIT that fails the quarterly asset tests for one or more quarters will not lose its REIT status as a result of such failure if either (i) the failure is regarded as a de minimis failure under standards set out in the 2004 Act, or (ii) the failure is greater than a de minimis failure but is attributable to reasonable cause and not willful neglect. In the case of a greater than de minimis failure, however, the REIT must pay a tax and must remedy the failure within 6 months of the close of the quarter in which the failure occurred. In addition, the 2004 Act provides relief for failures of other tests imposed as a condition of REIT qualification, as long as the failures are attributable to reasonable cause and not willful neglect. A REIT would be required to pay a penalty of $50,000, however, in the case of each failure. The above-described changes apply for taxable years of
REITs beginning after the date of enactment.

o  WE HAVE CERTAIN DISTRIBUTION REQUIREMENTS

      As a REIT, we must distribute at least 90% of our REIT taxable income
(determined without regard to the deduction for dividends paid and by excluding any net capital gain). The required distribution limits the amount we have available for other business purposes, including

                                       10

amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement.

o  WE ARE ALSO SUBJECT TO OTHER TAX LIABILITIES

      Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and property. Any of these taxes would reduce our operating cash flow.

o  RECENT TAX LEGISLATION COULD AFFECT THE VALUE OF OUR STOCK

      On May 28, 2003, President Bush signed the Jobs and Growth Tax Relief and
Reconciliation Act of 2003 (the "Act"), which, among other things, reduces the rate at which individual stockholders are subject to tax on dividends paid by regular C corporations to a maximum rate of 15%. Generally, REITs are tax advantaged relative to C corporations because, unlike C corporations, REITs are allowed a deduction for dividends paid, which, in most cases, allows a REIT to avoid paying corporate level federal income tax on its earnings. The provisions of the Act reducing the rate at which individual stockholders pay tax on dividend income from C corporations may serve to mitigate this tax advantage and may cause individuals to view an investment in a C corporation as more attractive than an investment in a REIT. This may adversely affect the value of our stock.

o  LIMITS ON OWNERSHIP OF OUR COMMON STOCK COULD HAVE ADVERSE CONSEQUENCES TO
   YOU AND COULD LIMIT YOUR OPPORTUNITY TO RECEIVE A PREMIUM ON OUR STOCK

      To maintain our qualification as a REIT for federal income tax purposes, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal tax laws to include certain entities). Primarily to facilitate maintenance of our qualification as a REIT for federal income tax purposes, our charter will prohibit ownership, directly or by the attribution provisions of the federal tax laws, by any person of more than 9.8% of the lesser of the number or value of the issued and outstanding shares of our common stock and will prohibit ownership, directly or by the attribution provisions of the federal tax laws, by any person of more than 9.8% of the lesser of the number or value of the issued and outstanding shares of any class or series of our preferred stock. Our Board of Directors, in its sole and absolute discretion, may waive or modify the ownership limit with respect to one or more persons who would not be treated as "individuals" for purposes of the federal tax laws if it is satisfied, based upon information required to be provided by the party seeking the waiver and upon an opinion of counsel satisfactory to the board of directors, that ownership in excess of this limit will not otherwise jeopardize our status as a REIT for federal income tax purposes.

      The ownership limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect our shareholders' ability to realize a premium over the then-prevailing market price for our common stock in connection with a change in control.

                                       11

o  A REIT CANNOT INVEST MORE THAN 20% OF ITS TOTAL ASSETS IN THE STOCK OR
   SECURITIES OF ONE OR MORE TAXABLE REIT SUBSIDIARIES; THEREFORE, FIDAC CANNOT
   CONSTITUTE MORE THAN 20% OF OUR TOTAL ASSETS

      A taxable REIT subsidiary is a corporation, other than a REIT or a qualified REIT subsidiary, in which a REIT owns stock and which elects taxable
REIT subsidiary status. The term also includes a corporate subsidiary in which the taxable REIT subsidiary owns more than a 35% interest. A REIT may own up to
100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Overall, at the close of any calendar quarter, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more taxable REIT subsidiaries.

      The stock and securities of FIDAC, our taxable REIT subsidiary, is expected to represent less than 20% of the value of our total assets.
Furthermore, we intend to monitor the value of our investments in the stock and securities of FIDAC (and any other taxable REIT subsidiary in which we may invest) to ensure compliance with the above-described 20% limitation. We cannot assure you, however, that we will always be able to comply with the 20%
limitation so as to maintain REIT status.

o  TAXABLE REIT SUBSIDIARIES ARE SUBJECT TO TAX AT THE REGULAR CORPORATE RATES,
   ARE NOT REQUIRED TO DISTRIBUTE DIVIDENDS, AND THE AMOUNT OF DIVIDENDS A
   TAXABLE REIT SUBSIDIARY CAN PAY TO ITS PARENT REIT MAY BE LIMITED BY REIT
   GROSS INCOME TESTS

      A taxable REIT subsidiary must pay income tax at regular corporate rates on any income that it earns. FIDAC will pay corporate income tax on its taxable income, and its after-tax net income will be available for distribution to us.
Such income, however, is not required to be distributed.

      Moreover, the annual gross income tests that must be satisfied to ensure
REIT qualification may limit the amount of dividends that we can receive from
FIDAC and still maintain our REIT status. Generally, not more than 25% of our gross income can be derived from non-real estate related sources, such as dividends from a taxable REIT subsidiary. If, for any taxable year, the dividends we received from FIDAC, when added to our other items of non-real estate related income, represented more than 25% of our total gross income for the year, we could be denied REIT status, unless we were able to demonstrate, among other things, that our failure of the gross income test was due to reasonable cause and not willful neglect.

      The limitations imposed by the REIT gross income tests may impede our ability to distribute assets from FIDAC to us in the form of dividends. Certain asset transfers may, therefore, have to be structured as purchase and sale transactions upon which FIDAC recognizes taxable gain.

                                       12

o  IF INTEREST ACCRUES ON INDEBTEDNESS OWED BY A TAXABLE REIT SUBSIDIARY TO ITS
   PARENT REIT AT A RATE IN EXCESS OF A COMMERCIALLY REASONABLE RATE, OR IF
   TRANSACTIONS BETWEEN A REIT AND A TAXABLE REIT SUBSIDIARY ARE ENTERED INTO ON
   OTHER THAN ARM'S-LENGTH TERMS, THE REIT MAY BE SUBJECT TO A PENALTY TAX

      If interest accrues on an indebtedness owed by a taxable REIT subsidiary to its parent REIT at a rate in excess of a commercially reasonable rate, the
REIT is subject to tax at a rate of 100% on the excess of (i) interest payments made by a taxable REIT subsidiary to its parent REIT over (ii) the amount of interest that would have been payable had interest accrued on the indebtedness at a commercially reasonable rate. A tax at a rate of 100% is also imposed on any transaction between a taxable REIT subsidiary and its parent REIT to the extent the transaction gives rise to deductions to the taxable REIT subsidiary that are in excess of the deductions that would have been allowable had the transaction been entered into on arm's-length terms. We will scrutinize all of our transactions with FIDAC in an effort to ensure that we do not become subject to these taxes. We cannot assure you, however, that we will be able to avoid application of these taxes.

LOSS OF INVESTMENT COMPANY ACT EXEMPTION WOULD ADVERSELY AFFECT US

      We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced, and we would be unable to conduct our business as described in this prospectus.

      The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests. Mortgage-backed securities that do not represent all of the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55%
requirement. Our ownership of these mortgage-backed securities, therefore, is limited by the provisions of the Investment Company Act. In addition, in meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-backed securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our mortgage-backed securities, under potentially adverse market conditions.
Further, in order to insure that we at all times qualify for the exemption from the Investment Company Act, we may be precluded from acquiring mortgage-backed securities whose yield is somewhat higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption.
The net effect of these factors may be to lower our net income.

COMPLIANCE WITH PROPOSED AND RECENTLY ENACTED CHANGES IN SECURITIES LAWS AND
REGULATIONS ARE LIKELY TO INCREASE OUR COSTS

      The Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the SEC and the New York Stock Exchange have increased the scope, complexity and cost of corporate

                                       13

governance, reporting and disclosure practices. We believe that these rules and regulations will make it more costly for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of management and our board of directors, particularly to serve on our audit committee.

ISSUANCES OF LARGE AMOUNTS OF OUR STOCK COULD CAUSE THE MARKET PRICE OF OUR
COMMON STOCK TO DECLINE

      As of November 5, 2004, 121,256,222 shares of our common stock were outstanding. This prospectus may be used for the issuance of additional shares of common stock or shares of preferred stock that are convertible into common stock. If we issue a significant number of shares of common stock or convertible preferred stock in a short period of time, there could be a dilution of the existing common stock and a decrease in the market price of the common stock.

ISSUANCES OF SHARES TO FIDAC SHAREHOLDERS

      As a result of our acquisition of FIDAC, FIDAC shareholders may receive additional shares of our common stock as an earn-out in 2005, 2006, and 2007 worth up to $49,500,000 if FIDAC meets specific performance goals under the merger agreement. We cannot calculate how many shares we will issue under the earn-out provisions since that will vary depending upon whether and the extent to which FIDAC achieves specific performance goals. Even if FIDAC achieves specific performance goals for a fiscal year, the number of additional shares to be issued to the FIDAC shareholders will vary depending on our average share price for the first 20 trading days of the following fiscal year.

WE MAY CHANGE OUR POLICIES WITHOUT STOCKHOLDER APPROVAL

      Our Board of Directors and management determine all of our policies, including our investment, financing and distribution policies. Although they have no current plans to do so, they may amend or revise these policies at any time without a vote of our stockholders. Policy changes could adversely affect our financial condition, results of operations, the market price of our common stock or our ability to pay dividends or distributions.

                                 USE OF PROCEEDS

      Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement for the purchase of mortgage-backed securities. We then intend to increase our investment assets by borrowing against these mortgage-backed securities and using the proceeds to acquire additional mortgage-backed securities.

    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

                                       14

                             For the           For the          For the         For the         For the        For the
                        Nine Months Ended     Year Ended      Year Ended      Year Ended      Year Ended      Year Ended
                          September 30,      December 31,    December 31,    December 31,    December 31,    December 31,
                              2004               2003            2002            2001            2000            1999
                        -------------------------------------------------------------------------------------------------

Ratio of earnings to
combined fixed charges
and preferred stock
dividends                     2.05X             1.99X            2.14X           1.55X           1.18X          1.26X

      The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings as adjusted by fixed charges and preferred stock dividends (where applicable). For this purpose, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense, and preferred stock dividends consist of dividends paid on our outstanding shares of Series A Preferred Stock.

                 DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

GENERAL

      Our authorized capital stock consists of 500 million shares of common stock, par value $.01 per share. Pursuant to our articles of incorporation, as amended, our Board of Directors has the right to classify or reclassify any unissued shares of common stock into one or more classes or series of common stock or preferred stock. As of November 5, 2004, our Board of Directors had classified 7,637,500 unissued shares of common stock as 7,637,500 shares of
Series A Preferred Stock. As of November 5, 2004, we had 121,256,222 shares of common stock outstanding, not including 1,662,759 shares of common stock issuable upon the exercise of options granted pursuant to our Long-Term
Incentive Plan, and 7,412,500 shares of Series A Preferred Stock outstanding.

COMMON STOCK

      All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, as amended, by-laws, as amended and restated, and any articles supplementary to our articles of incorporation, as amended.

o  VOTING

      Each of our common stockholders is entitled to one vote for each share held of record on each matter submitted to a vote of common stockholders.

      Our by-laws, as amended and restated, provide that annual meetings of our stockholders will be held each calendar year on the date determined by our
President, and special meetings may be called by a majority of our Board of
Directors, our Chairman, a majority of our

                                       15

independent directors, our President or generally by stockholders entitled to cast at least 25% of the votes which all stockholders are entitled to cast at the meeting. Our articles of incorporation, as amended, may be amended in accordance with Maryland law.

o  DIVIDENDS; LIQUIDATION; OTHER RIGHTS

      Common stockholders are entitled to receive dividends when declared by our
Board of Directors out of legally available funds. The right of common stockholders to receive dividends is subordinate to the rights of preferred stockholders or other senior stockholders. If we have a liquidation, dissolution or winding up, our common stockholders will share ratably in all of our assets remaining after the payment of all of our liabilities and the payment of all liquidation and other preference amounts to preferred stockholders and other senior stockholders. Common stockholders have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to the shares of common stock.

o  CLASSIFICATION OR RECLASSIFICATION OF COMMON STOCK OR PREFERRED STOCK

      Our articles of incorporation, as amended, authorize our Board of
Directors to reclassify any unissued shares of common or preferred stock into other classes or series of shares, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations, and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each class or series.

PREFERRED STOCK

      The following description sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, as amended, by-laws, as amended and restated, and any articles supplementary to our articles of incorporation, as amended, designating terms of a series of preferred stock. The preferred stock, when issued, will be validly issued, fully paid, and non-assessable. Because our Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, our Board of Directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common stockholders.

      The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the articles supplementary relating to the series. A prospectus supplement, relating to each series, will specify the terms of the preferred stock, as follows:

      -   the title and stated value of the preferred stock;

      -   the voting rights of the preferred stock, if applicable;

      -   the preemptive rights of the preferred stock, if applicable;

      -   the restrictions on alienability of the preferred stock, if applicable;

                                       16

      -   the number of shares offered, the liquidation preference per share and the offering price of the shares;

      -   liability to further calls or assessment of the preferred stock, if applicable;

      -   the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

      -   the date from which dividends on the preferred stock will accumulate, if applicable;

      -   the procedures for any auction and remarketing for the preferred stock;

      -   the provision for a sinking fund, if any, for the preferred stock;

      -   the provision for and any restriction on redemption, if applicable, of the preferred stock;

      -   the provision for and any restriction on repurchase, if applicable, of the preferred stock;

      -   any listing of the preferred stock on any securities exchange;

      -   the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

      -   the terms under which the rights of the preferred stock may be modified, if applicable;

      -   any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

      -   a discussion of certain material federal income tax considerations applicable to the preferred stock;

      -   the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

      -   any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and

      -   any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our status as REIT.

                                       17

RESTRICTIONS ON OWNERSHIP AND TRANSFER

      To ensure that we meet the requirements for qualification as a REIT, our articles of incorporation, as amended, prohibit anyone from acquiring or holding, directly or constructively, ownership of a number of shares of any class of our capital stock in excess of 9.8% of the outstanding shares. For this purpose the term "ownership" generally means either direct ownership or constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Code, as modified in Section 856(h) of the Code.

      The constructive ownership provisions of Section 544 of the Code, generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries;
attribute ownership of securities owned by family members to other members of the same family; and set forth rules for attributing securities constructively owned by one person to another person (i.e., "reattribution"). To determine whether a person holds or would hold capital stock in excess of the 9.8%
ownership limit, a person will be treated as owning not only shares of capital stock actually owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit.

      Any transfer of shares of capital stock that would cause us to be disqualified as a REIT or that would (a) create a direct or constructive ownership of shares of capital stock in excess of the 9.8% ownership limit, or
(b) result in the shares of capital stock being beneficially owned (within the meaning of Section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), or (c) result in us being
"closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee (the "purported transferee") will acquire no rights to those shares. These restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT.

      Any purported transfer of shares of capital stock that would result in a purported transferee owning (directly or constructively) shares of capital stock in excess of the 9.8% ownership limit due to the unenforceability of the transfer restrictions described above will constitute "excess securities."
Excess securities will be transferred by operation of law to a trust that we will establish for the exclusive benefit of a charitable organization, until such time as the trustee of the trust retransfers the excess securities. The trustee will be a banking institution designated by us that is not affiliated with the purported transferee or us. While the excess securities are held in trust, the purported transferee will not be entitled to vote or to share in any dividends or other distributions with respect to the securities. Subject to the
9.8% ownership limit, excess securities may be transferred by the trust to any person (if such transfer would not result in excess securities) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid by the purported transferee, the fair market value of the excess securities on the date of the purported transfer), at which point the excess securities will automatically cease to be excess securities.

      Upon a purported transfer of excess securities, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to the shares of capital stock

                                       18

except the right to payment of the purchase price for the shares of capital stock on the retransfer of securities as provided above. Any dividend or distribution paid to a purported transferee on excess securities prior to our discovery that shares of capital stock have been transferred in violation of our articles of incorporation, as amended, shall be repaid to us upon demand. If these transfer restrictions are determined to be void, invalid or unenforceable by a court of competent jurisdiction, then the purported transferee of any excess securities may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess securities and to hold the excess securities on our behalf.

      All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

      Any person who acquires shares in violation of our articles of incorporation, as amended, or any person who is a purported transferee such that excess securities results, must immediately give written notice or, in the event of a proposed or attempted transfer that would be void as set forth above, give at least 15 days prior written notice to us of such event and shall provide us such other information as we may request in order to determine the effect, if any, of the transfer on our status as a REIT. In addition, every record owner of
5.0% or more (during any period in which the number of record stockholders is
2,000 or more) or 1.0% or more (during any period in which the number of record stockholders is greater than 200 but less than 2,000) or 1/2% or more (during any period in which the number of record stockholders is 200 or less) of the number or value of our outstanding shares must send us an annual written notice by January 30 stating the name and address of the record owner and the number of shares held and describing how the shares are held. Further, each stockholder is required to disclose to us in writing information with respect to the direct and constructive ownership of shares as the Board of Directors deems reasonably necessary to comply with the REIT provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      Our Board of Directors may increase or decrease the 9.8% ownership limit.
In addition, to the extent consistent with the REIT provisions of the Code, our
Board of Directors may, pursuant to our articles of incorporation, as amended, waive the 9.8% ownership limit for a purchaser of our stock. In connection with any such waiver, we may require that the stockholder requesting the waiver enter into an agreement with us providing that we may repurchase shares from the stockholder under certain circumstances to ensure compliance with the REIT provisions of the Code. The repurchase would be at fair market value as set forth in the agreement between us and the stockholder. The consideration received by the stockholder in the repurchase might be characterized as the receipt by the stockholder of a dividend from us, and any stockholder entering into an agreement with us should consult its tax advisor. At present, we do not intend to waive the 9.8% ownership limit for any purchaser.

      The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions.
Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

                                       19

CLASSIFICATION OF BOARD OF DIRECTORS, VACANCIES AND REMOVAL OF DIRECTORS

      Our by-laws, as amended and restated, provide for a staggered Board of
Directors. Our by-laws, as amended and restated, provide for between three and fifteen directors divided into three classes, with terms of three years each.
The number of directors in each class and the expiration of each class term is as follows:

          Class I           2 Directors         Expires 2006
          Class II          3 Directors         Expires 2007
          Class III         3 Directors         Expires 2005

      At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A classified Board of Directors may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our stockholders may consider desirable. In addition, a classified Board of Directors could prevent stockholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years, except in the event of removal for cause.

      Our by-laws, as amended and restated, provide that any vacancy on our
Board of Directors may be filled by a majority of the remaining directors. Any individual so elected director will hold office for the unexpired term of the director he or she is replacing. Our by-laws, as amended and restated, provide that a director may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, but only by a vote taken at a stockholder meeting. These provisions preclude stockholders form removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

INDEMNIFICATION

      Our articles of incorporation, as amended, obligate us to indemnify our directors and officers and to pay or reimburse expenses for them before the final disposition of a proceeding to the maximum extent permitted by Maryland law. The Corporations and Associations Article of the Annotated Code of Maryland
(or the Maryland General Corporation Law) permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

                                       20

LIMITATION OF LIABILITY

      The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty or was committed in bad faith and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation, as amended, provide for elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

MARYLAND BUSINESS COMBINATION ACT

      The Maryland General Corporation Law establishes special requirements for
"business combinations" between a Maryland corporation and "interested stockholders" unless exemptions are applicable. An interested stockholder is any person who beneficially owns 10% or more of the voting power of our then outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested stockholder unless the Board of Directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

      -   80% of the votes entitled to be cast by holders of outstanding voting shares; and

      -   two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder or an affiliate of the interested stockholder with whom the business combination is to be effected.

      As permitted by the Maryland General Corporation Law, we have elected not to be governed by the Maryland business combination statute. We made this election by opting out of this statute in our articles of incorporation, as amended. If, however, we amend our articles of incorporation, as amended, to opt back in to the statute, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

MARYLAND CONTROL SHARE ACQUISITION ACT

      Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of the other stockholders. Two-thirds of the shares eligible to vote must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all

                                       21

other shares of stock the acquirer previously acquired, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

      -   one-tenth or more but less than one-third of all voting power;

      -   one-third or more but less than a majority of all voting power; or

      -   a majority or more of all voting power.

      Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval.
A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

      If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel our Board of Directors to call a special meeting of stockholders to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any stockholders' meeting.

      If voting rights are not approved at a meeting of stockholders then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

      -   the last control share acquisition; or

      -   the meeting where stockholders considered and did not approve voting rights of the control shares.

      If voting rights for control shares are approved at a stockholders'
meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may obtain rights as objecting stockholders and, thereunder, exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition. The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

TRANSFER AGENT AND REGISTRAR

      Mellon Investor Services LLC, 44 Wall Street, 6th Floor, New York, New
York 10005, is the transfer agent and registrar for our stock. Its telephone number is (800) 777-3694.

                                       22

                        FEDERAL INCOME TAX CONSIDERATIONS

      Based on various factual representations made by us regarding our operations, in the opinion of McKee Nelson LLP, our counsel, commencing with our taxable year ended December 31, 1997, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our method of operating has enabled us, and will enable us to meet the requirements for qualification and taxation as a REIT. Our qualification as a
REIT depends upon our ability to meet the various requirements imposed under the
Code through actual operations. McKee Nelson LLP will not review our operations, and no assurance can be given that actual operations will meet these requirements. The opinion of McKee Nelson LLP is not binding on the IRS or any court. The opinion of McKee Nelson LLP is based upon existing law, Treasury regulations and currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively.

      -   The following discusses the material United States federal income tax considerations that relate to our treatment as a REIT and that apply to an investment in our stock. No assurance can be given that the conclusions set out below would be sustained by a court if challenged by the IRS. This summary deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to you if you are subject to special tax rules, such as:

      -   a dealer or trader in securities;

      -   a financial institution;

      -   an insurance company;

      -   a stockholder that holds our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position; or

      -   a stockholder whose functional currency is not the United States dollar.

      The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions interpreting the Code as of the date of this prospectus. Any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

      THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OUR TREATMENT AS A REIT AND OF
AN INVESTMENT IN OUR STOCK. TAXPAYERS AND PREPARERS OF TAX RETURNS (INCLUDING
RETURNS FILED BY ANY PARTNERSHIP OR OTHER ARRANGEMENT) SHOULD BE AWARE THAT
UNDER TREASURY REGULATIONS A PROVIDER OF ADVICE ON SPECIFIC ISSUES OF LAW IS NOT
CONSIDERED AN INCOME TAX RETURN PREPARER UNLESS THE ADVICE IS (I) GIVEN WITH
RESPECT TO EVENTS THAT HAVE OCCURRED AT THE TIME THE ADVICE IS RENDERED AND IS
NOT GIVEN WITH RESPECT TO THE CONSEQUENCES OF CONTEMPLATED ACTIONS, AND (II) IS
DIRECTLY RELEVANT TO THE DETERMINATION OF AN ENTRY ON A TAX RETURN. ACCORDINGLY,
WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF
AN INVESTMENT

                                       23

IN OUR STOCK, INCLUDING THE APPLICATION TO YOUR PARTICULAR SITUATION OF THE TAX
CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL OR
FOREIGN TAX LAWS. THE STATEMENTS OF UNITED STATES TAX LAW SET OUT BELOW ARE
BASED ON THE LAWS IN FORCE AND THEIR INTERPRETATION AS OF THE DATE OF THIS
PROSPECTUS, AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.

TAXATION AS A REIT

      We elected to become subject to tax as a REIT for federal income tax purposes effective for our taxable year ended on December 31, 1997, and we plan to continue to meet the requirements for qualification and taxation as a REIT.
There can be no assurance, however, that we will qualify as a REIT in any particular taxable year given the highly complex nature of the rules governing
REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances. If we fail to qualify as a REIT in any particular taxable year, we will be subject to federal income tax as a regular domestic corporation, and you will be subject to tax in the same manner as a stockholder of a regular domestic corporation. In that event, we may be subject to a substantial income tax liability in respect of each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to you and other stockholders could be significantly reduced or eliminated. See "--REIT Qualification -- Failure to Qualify" below.

      So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our taxable income that we distribute currently to our shareholders. This treatment would substantially eliminate the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a regular corporation. We will be subject to federal income tax, however, in the following instances:

      1.    We will be taxed at regular corporate rates on any undistributed
            "REIT taxable income," including undistributed net capital gains
            (however, properly designated undistributed capital gains will effectively avoid taxation at the shareholder level). For any taxable year, our "REIT taxable income" is our taxable income computed as though we were a "C" corporation (generally, a corporation subject to full corporate-level tax), adjusted, as provided in Section 857(b) of the Code, to account for various items, including a deduction for dividends paid.

      2.    Under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference.

      3.    If we have (a) net income from the sale or other disposition of
            "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. See "--REIT Qualification -
            Foreclosure Property" below.

      4.    If we have net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), we will be

                                       24

            subject to a 100% tax on the amount of such net income. See "--REIT
            Qualification - Prohibited Transactions" below.

      5.    If we should fail to satisfy the 75% gross income test or the 95%
            gross income test (as discussed below), but we nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to the product of (i) a fraction intended to reflect our profitability, multiplied by (ii) the greater of (a) the excess of (I) 75% of our gross income (excluding gross income from prohibited transactions)
            over (II) our gross income that qualifies under the 75% gross income test, or (b) the excess of (I) 95% of our gross income (excluding gross income from prohibited transactions) over (II) our gross income that qualifies under the 95% gross income test.

      6.    If we should fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any
            undistributed taxable income from prior periods, we would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

      7.    If we were to acquire assets from a "C" corporation in a transaction in which our basis in those assets was determined by reference to the "C" corporation's basis, then the excess, if any, of the fair market value of the assets over the tax basis of the assets on the date of acquisition would be "built-in gain" and the assets would be
            "built-in gain assets." If we disposed of such built-in gain assets within the ten-year period beginning on the date of their
            acquisition, then, to the extent of the built-in gain inherent in such assets we would be subject to tax at the highest regular corporate rate applicable.

      8.    If we recognize excess inclusion income and have shareholders who are disqualified organizations within the meaning of Section
            860E(e)(5) of the Code (generally, an agency or instrumentality of the United States, any state, or any foreign government, or any political subdivision of any of the foregoing), we may have to pay tax at the highest corporate rate on the portion of the excess inclusion income allocable to the shareholders that are disqualified organizations. See "--Taxable Mortgage Pools" below.

REIT QUALIFICATION

      SUMMARY OF REQUIREMENTS GENERALLY. To qualify as a REIT, we must comply with the following technical requirements imposed by the Code:

      1.    We must be managed by one or more directors or trustees;

      2.    Shares of our stock must be transferable;

      3.    We must be taxable as a domestic corporation but for the provisions of the Code applicable to REITs;

                                       25

      4.    We cannot be a financial institution or an insurance company subject to certain provisions of the Code;

      5.    Shares of our stock must be beneficially owned by at least 100 persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

      6.    No more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (defined for this purpose to include private foundations, certain unemployment compensation trusts, and portions of trusts that are permanently set aside or used for charitable purposes) at any time during the last half of our taxable year;

      7.    We must meet certain other tests, described below, regarding the sources from which we derive gross income and the nature of our assets; and

      8.    We generally must distribute dividends to our shareholders in an amount that at least equals 90% of our REIT taxable income, determined without regard to the dividends paid deduction and by excluding net capital gain.

      We must satisfy requirements 1 through 4, inclusive, during the entire taxable year. For purposes of applying requirement 6, stock attribution rules set forth in Section 544 of the Code treat stock owned by corporations, partnerships, or trusts as though the shareholders, partners, or beneficiaries of those entities owned such stock proportionally. Moreover, under Section
857(h) of the Code, qualified employee pension or profit sharing trusts are not treated as individuals for purposes of requirement 6, but instead, the stock owned by such a trust is considered to be owned by the beneficiaries of the trust based in proportion to their actuarial interests in the trust.

      We believe that we will meet the above-enumerated requirements 1 through 6 at all relevant times.

      In connection with requirement 6, we are required to send annual letters to our shareholders requesting information regarding the actual ownership of our shares. If we comply with this requirement, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement
6, then we will be treated as having met requirement 6. If we were to fail to send such annual letters, we would be required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty. If we fail to send annual letters, the IRS also might require that we take further action to ascertain actual ownership of our shares, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty. No penalty would be assessed in the first instance, however, if the failure to send the letters were due to reasonable cause and not to willful neglect. We send letters annually in a manner that conforms to the requirements of the Code and relevant Treasury Regulations.

      In addition, our charter provides restrictions regarding the transfer and ownership of shares of our stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in requirements 5 and 6 above. The ownership and transfer restrictions are described in more detail in "Description of Common Stock and Preferred Stock -

                                       26

Restrictions on Ownership and Transfer." These restrictions, together with our compliance with the annual shareholder letter requirement described above, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described above. If we fail to satisfy such share ownership requirements, then, unless we qualify for relief, our REIT status may terminate. See "--REIT Qualification -- Failure to Qualify."

      QUARTERLY ASSET TESTS. Generally, we must meet the following asset tests at the close of each quarter during each taxable year:

      1.    At least 75% of the value of our total assets must be "qualified
            REIT real estate assets" (described below), government securities or cash and cash items (including receivables);

      2.    No more than 25% of the value of our total assets may be securities other than securities in the 75% asset class (for example, government securities, such as agency debentures, and certain mortgage-backed securities, such as agency certificates);

      3.    No more than 20% of the value of our total assets may be securities of one or more taxable REIT subsidiaries (described below); and

      4.    Except for securities qualifying under the 75% asset test, securities in a taxable REIT subsidiary or "qualified REIT subsidiary," certain partnership interests, and for purposes of clause (c) below, certain "straight" debt obligations:

            (a)   we may not hold more than 5% of the value of our total assets in the securities of any one issuer;

            (b)   we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer; and

            (c)   we may not hold securities that have a value of more than 10%
                  of the total value of the outstanding securities of any one issuer.

      The term "qualified REIT real estate assets" means assets of the type described in Section 856(c)(5)(B) of the Code, and generally include -

      o     Interests in real property, including fee ownership and co-ownership of land and improvements thereon and leasehold interests and options on land and improvements thereon;

      o     Interests in mortgages on real property;

      o     Regular and residual interests in real estate mortgage investment conduits (or REMICs) (however if less than 95% of the assets of a
            REMIC consists of qualified real estate assets, determined as if we held such assets, we will

                                       27

            be treated as holding directly our proportionate share of the assets of that REMIC);

      o     Non-REMIC mortgage-backed securities that represent ownership interests in pools of mortgage loans;

      o     Shares in other REITs; and

      o     Investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

      A REIT may hold up to 100% of the stock of a taxable REIT subsidiary. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary by jointly filing a Form 8875 with the IRS. FIDAC has filed such an election to be treated as our taxable REIT subsidiary.

      As a taxable REIT subsidiary, FIDAC will pay federal income tax at the rates applicable to corporations on any income it earns. Moreover, the Code contains rules to ensure contractual arrangements between a taxable REIT subsidiary and the parent REIT are at arm's length. If interest accrues on an indebtedness owed by a taxable REIT subsidiary to its parent REIT, the REIT is subject to tax at a rate of 100% on the excess of (i) interest payments made by a taxable REIT subsidiary to its parent REIT over (ii) the amount of interest that would have been payable had interest accrued on the indebtedness at a commercially reasonable rate. A tax at a rate of 100% is also imposed on any transaction between a taxable REIT subsidiary and its parent REIT to the extent the transaction gives rise to deductions to the taxable REIT subsidiary that are in excess of the deductions that would have been allowable had the transaction been entered into on arm's-length terms. We scrutinize all of our transactions with FIDAC in an effort to ensure that we do not become subject to these taxes.
We cannot assure you, however, that we will be able to avoid application of these taxes.

      If we own 100% of the stock of a subsidiary corporation for which we do not make a taxable REIT subsidiary election, the subsidiary will be a qualified
REIT subsidiary. As such, the qualified REIT subsidiary's separate existence will be disregarded for federal income tax purposes, and its assets, liabilities, and items of income, deduction and credit will be treated as our assets, liabilities, and items of income, deduction, and credit. Although a qualified REIT subsidiary will not be subject to federal corporate income taxation, it may be subject to state and local taxation in certain jurisdictions.

      We believe that, because we own a large portfolio of agency certificates and agency debentures, we have satisfied and will be able to satisfy the asset tests for each calendar quarter. We will manage our portfolio of assets to comply with the asset tests.

      If we satisfy the asset tests at the close of any calendar quarter, but fail to meet any of the asset tests as of the close of a subsequent calendar quarter and such failure is due to the acquisition of securities or other assets, the Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests. If we do cure a failure

                                       28

within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter. We will not fail the quarterly asset tests if a discrepancy exists between the value of our assets and the requirements of the asset tests if such discrepancy is attributable solely to fluctuations in the market values of our assets.

      In addition, for calendar years beginning after December 31, 2005, if we fail to satisfy the quarterly asset test for any quarter we will not lose our
REIT status as a result of such failure if either (i) such failure is regarded as a de minimis failure under standards set out in the 2004 Act, or (ii) the failure is greater than a de minimis failure but is attributable to reasonable cause and not willful neglect. In the case of a greater than de minimis failure, however, wethe REIT must pay a tax and must remedy the failure within 6 months of the close of the quarter in which such failure occurred.

      GROSS INCOME TESTS. To qualify as a REIT, generally we must meet the following gross income tests for each taxable year:

      1.    At least 75% of our gross income must be derived from the real estate sources specified in Section 856(c)(3) of the Code, including -

            (a)   Rents from real property;

            (b)   Interest income on obligations secured by mortgages on real property or on interests in real property;

            (c)   Income derived from REMIC regular or residual interests
                  (provided that if less than 95% of the REMIC's assets are
                  qualifying REIT real estate assets, determined as if we held them directly, then only a proportionate amount of the income will be qualifying income for purposes of this test);

            (d)   Gain from the disposition of qualified REIT real estate
                  assets, including mortgage loans and agency certificates
                  (other than dispositions treated as prohibited transactions, as described below);

            (e)   Income or gain from foreclosure property (as described below);

            (f)   Dividends or other distributions on, and gain from the sale of, stock in other REITs;

            (g)   Amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property (other than amounts that depend on the income or
                  profits of any person); and

            (h)   "Qualified temporary investment income" (generally, income we earn from investing new capital raised through equity
                  offerings or public debt offerings with at least a five-year term, provided we receive or accrue that income within one year of acquiring such new capital).

                                       29

      2.    At least 95% of our gross income for each taxable year must be derived from sources of income specified in Section 856(c)(2) of the
            Code, which include-

            (a)   The types of gross income described in paragraph 1 above;

            (b)   Dividends;

            (c)   Interest (such as interest on agency debentures);

            (d)   Income derived from certain hedging transactions, or gain from the disposition or termination of certain hedging
                  transactions, entered into to manage interest rate risk with respect to indebtedness incurred or to be incurred to carry real estate assets; and

            (e)   Gains from the sale of stock or securities (other than sales that are prohibited transactions).

      If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under Section 856(c)(6) of the Code. Such relief will be available if we could demonstrate that our failure to satisfy the tests was due to reasonable cause and was not due to willful neglect, we attach to our federal income tax return a schedule showing the sources and amounts of each item of our gross income, and the inclusion of any incorrect information set forth in that schedule is not due to fraud with intent to evade tax. We cannot know at this time whether we would, in all circumstances, be able to avail ourselves of the relief provided under Section 856(c)(6) of the Code. For example, if we failed the 75% gross income test because more than 25% of our gross income represented dividends we received from FIDAC, the IRS could determine that our failure of the test would not satisfy the reasonable cause standard. If we failed one of the tests and we were ineligible for relief, we would fail to qualify as a REIT.
Moreover, even if we qualify for relief, we will be subject to a 100% tax on an amount equal to the product of (i) a fraction intended to reflect our profitability, multiplied by (ii) the greater of (a) the excess of (I) 75% of our gross income (excluding gross income from prohibited transactions) over (II)
our gross income that qualifies under the 75% gross income test, or (b) the excess of (I) 95% of our gross income (excluding gross income from prohibited transactions) over (II) our gross income that qualifies under the 95% gross income test.

      For purposes of the gross income tests, our income includes 100% of the income earned by a disregarded entity in which we hold the sole equity interest, such as a qualified REIT subsidiary or a wholly-owned trust or limited liability company. In addition, our gross income will include our allocable share of the income of any entity that is treated as a partnership for federal income tax purposes.

      Gross income we derive from the sale of property (other than foreclosure property, as described below) that we hold for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator of both gross income tests.

      We believe that we will be able to satisfy the 95% and 75% gross asset tests because, as explained below, the income from our agency certificates will be qualifying income for purposes

                                       30

of both tests and income from our agency debentures will be qualifying income for purposes of the 95% test. We will monitor the amount of our non-qualifying income throughout the year and we will endeavor to manage our portfolio to comply with the gross income tests.

      The following paragraphs discuss some of the specific applications of the gross income tests to us.

      DIVIDENDS. The dividends we receive from FIDAC or any other corporation
(other than a qualified REIT subsidiary) in which we own an interest, will qualify for purposes of the 95% gross income test but not for purposes of the
75% gross income test. We intend to limit the amount of dividends we receive from taxable REIT subsidiaries so as to avoid failing the 75% gross income test.

      INTEREST. For purposes of both of the gross income tests, the term interest excludes any amount that is based on the income or profits of any person. Thus, interest based on net rental income from mortgaged property would not be qualifying income. We do not anticipate holding assets that would provide for such payments.

      Generally, interest on agency certificates and other mortgage-backed certificates, including any original issue discount, market discount, prepayment premiums, late payment fees, and assumptions fees, but not any amount that represents compensation for services, will be qualifying income for purposes of both gross income tests.

      FEE INCOME. Any fees that we might receive as consideration for a commitment to acquire mortgage-backed certificates would represent qualifying income for purposes of both the 75% and 95% gross income tests (provided such fees are not based on the income or profits of any person).

      HEDGING TRANSACTIONS. The treatment of hedging transactions under the tax rules applicable to REIT qualification is not entirely clear. Section
856(c)(5)(G) of the Code provides that income and gain derived from certain transactions entered into by a REIT to manage interest rate risk on indebtedness incurred or to be incurred to acquire or carry real estate assets, such as agency certificates, represents a source of income that qualifies for purposes of the 95% gross income test but not for the 75% gross income test. The treatment of hedges entered into to hedge risks other than interest rate risk, or to hedge assets rather than indebtedness, is not clear.

      RENTS FROM REAL PROPERTY. We do not intend to own any real property for the production of rental income.

      PROHIBITED TRANSACTIONS. We will incur a 100% tax on the net income we derive from a sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of our trade or business. We refer to each such sale as a prohibited transaction.
Although we do not intend to engage in any prohibited transactions, whether we are considered to hold an asset for sale to customers in the ordinary course of our business is a question of fact. Section 857(b)(6)(C) of the Code sets forth certain safe harbors under which certain sales of property will not be considered to be prohibited transactions. We will endeavor to structure any asset sales to qualify under the safe harbors. We cannot assure

                                       31

you, however, that we will always be able to avoid holding assets for sale to customers in the ordinary course of business or to avail ourselves of the safe harbors.

      FORECLOSURE PROPERTY. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property, that we acquire as a result of having bid in the property at foreclosure, or we otherwise reduce to ownership or possession by agreement or process of law, after there has been a default or default was imminent on a lease of such property or on indebtedness secured by such property. We must, however, elect to treat the property as foreclosure property on or before the due date of our tax return for the year in which we acquire the property.
Moreover, property will not qualify as foreclosure property if we acquired the related mortgage loan at a time when default was imminent or anticipated, or if we obtained the mortgage loan as consideration for our disposition of property in a prohibited transaction.

      Because we do not anticipate holding any whole loans, we do not anticipate acquiring any foreclosure property.

      DISTRIBUTION REQUIREMENTS. We generally must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to
(1) the sum of (a) 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gain) and (b) 90% of the net income (after tax, if any) from foreclosure property, minus (2) the sum of certain items of non-cash income. In addition, if we were to recognize
"built-in-gain" (as defined below) on disposition of any assets acquired from a
"C" corporation in a transaction in which our basis in the assets was determined by reference to the "C" corporation's basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. "Built-in-gain" is the excess of (a) the fair market value of an asset
(measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition). We do not anticipate holding any assets having built-in-gain.

      We are not required to distribute our net capital gains. Rather than distribute them, we may elect to retain and pay the federal income tax on them, in which case our shareholders will (i) include their proportionate share of the undistributed net capital gains in income, (ii) receive a credit for their share of the federal income tax we pay and (iii) increase the basis in their stock by the difference between their share of the capital gain and their share of the credit.

      DISTRIBUTION OF "EARNINGS AND PROFITS" ATTRIBUTABLE TO A "C" CORPORATION.
To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits attributable to a "C" corporation taxable year. We do not have any such earnings and profits nor do we anticipate acquiring any corporation in a transaction in which we would succeed to their earnings and profits.

      TAXATION AS A REIT. In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our taxable income or net capital gain that we distribute to our shareholders. We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions

                                       32

with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

          o   85% of our REIT ordinary income for such year;

          o   95% of our REIT capital gain income for such year; and

          o   any undistributed taxable income for prior periods.

      We will incur a 4% nondeductible excise tax on the excess of such required distributions over the amounts we actually distribute.

      FAILURE TO QUALIFY. If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We will not be allowed to deduct distributions to shareholders in these years, nor will the Code require us to make distributions. In such event, we will not be allowed to designate any distributions as capital gains dividends, and you will not receive any share of our tax preference items. In addition, distributions to most domestic noncorporate shareholders, to the extent of our current and accumulated earnings and profits, would generally be taxable at capital gains tax rates. Subject to certain limitations of the federal income tax laws, domestic corporate shareholders might be eligible for the dividends received deduction. Further, unless entitled to the relief provisions of the Code, we also will be barred from re-electing REIT status for the four taxable years following the year in which we fail to qualify. We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. To maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

      The 2004 Act, in addition to amending the relief provisions applicable for certain failures of the annual gross income tests and adding relief provisions for failure of the quarterly asset tests, provides relief for failures of other tests imposed as a condition of REIT qualification, as long as such failures are attributable to reasonable cause and not willful neglect. A REIT would be required to pay a penalty of $50,000, however, in the case of each such failure.
The above-described changes apply for taxable years of REITs beginning after the date of enactment.

TAXATION OF U.S. SHAREHOLDERS

      For purposes of this discussion, a "U.S. shareholder" is a shareholder who is a "U.S. person." A U.S. person is a person who is:

          o   A citizen or resident of the United States;

          o   A corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

                                       33

          o   An estate whose income is includible in gross income for U.S.
              federal income tax purposes regardless of its source; or

          o   A trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 26, 1996, was treated as a domestic trust before such date, and has made an election to continue to be treated as a U.S. person.

      DISTRIBUTIONS. Unless you are a tax-exempt entity, distributions that we make to you, including constructive distributions, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset.

      Distributions to our corporate shareholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction.

      Generally, dividends that we pay are taxable to you at the rates applicable to ordinary income. There are, however, three instances in which dividends we pay to you will be taxable at the rates applicable to net capital gains. First, distributions that we designate as capital gain dividends generally will be taxable in your hands as long-term capital gains, but only to the extent such distributions do not exceed our actual net capital gain for the taxable year. If we realize a loss for the taxable year, you will not be permitted to deduct any share of that loss. Second, to the extent we receive dividends from a "C" corporation, such as a taxable REIT subsidiary, we will be able to designate the dividends that we pay to you as eligible for taxation at the rate applicable to net capital gains. Finally, to the extent we pay corporate level tax on income or gain in one year, such as the tax on built-in-gains, we can designate dividends as eligible for taxation at the rates applicable to net capital gains to the extent of the amount of such income in excess of the tax paid thereon. Dividends described in the preceding two sentences will generally qualify to be taxed at the rates applicable to net capital gains if you hold our common stock for more than 60 days during the
120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

      Rather than distribute our net capital gains, we may elect to retain and pay the federal income tax on them, in which case you will (i) include your proportionate share of the undistributed net capital gains in income, (ii)
receive a credit for your share of the federal income tax we pay and (iii)
increase the basis in your stock by the difference between your share of the capital gain and your share of the credit.

      POST YEAR-END DIVIDENDS. Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year generally are treated as if we had paid, and you had received them, on December 31 of the calendar year and not on the

                                       34

date actually paid. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

      GAIN ON DISPOSITION. If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in our stock, which gain or loss will be long-term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long-term capital loss to the extent of
(1) any long-term capital gain dividends you receive with respect to our stock and (2) your proportionate share of any long-term capital gains that we retain.

      FAILURE TO QUALIFY. If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:

          o   We will not be allowed to designate any distributions as capital gain dividends;

          o   Distributions (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction and generally will be taxable to domestic non-corporate shareholders at rates applicable to net capital gains, so long as certain holding period
              requirements are satisfied;

          o   The excess inclusion income rules will not apply to the
              distributions we make;

          o   You will not receive any share of our tax preference items; and

          o   Dividends that we declare in the last quarter of the calendar year but pay to you in January would not be treated as though we had paid them to you on the immediately preceding December 31.

      In this event, however, we could be subject to substantial federal income tax liability as a "C" corporation, and the amount of earnings and cash available for distribution to you and other shareholders could be significantly reduced or eliminated.

      INFORMATION REPORTING AND BACKUP WITHHOLDING--U.S. SHAREHOLDERS. For each calendar year, we will report to our U.S. shareholders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless you:

          o   Are a corporation or come within another exempt category and demonstrate this fact when required; or

                                       35

          o   Provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.

      A U.S. shareholder may satisfy this requirement by providing us an appropriately prepared Form W-9. If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the IRS.

      Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against your
U.S. federal income tax liability, provided you furnish the required information to the IRS.

TAXATION OF TAX-EXEMPT ENTITIES

      The discussion under this heading only applies to you if you are a tax-exempt entity. Subject to the discussion below regarding a pension-held
REIT, distributions received from us or gain realized on the sale of our stock will not be taxable as unrelated business taxable income (or UBTI), provided that:

          o   You have not incurred indebtedness to purchase or hold our stock;

          o   You do not otherwise use our stock in a trade or business
              unrelated to your exempt purpose; and

          o   We do not distribute dividends to you that are treated as
              representing excess inclusion income.

      In addition, a substantial portion of the distributions you receive may constitute UBTI if we are treated as a "pension-held REIT" and you are a
"qualified pension trust" that holds more than 10% by value of our stock at any time during a taxable year. For these purposes, a "qualified pension trust" is any pension or other retirement trust that satisfies the requirements imposed under Section 401(a) of the Code. We will be treated as a "pension-held REIT" if
(1) we would not be a REIT if we had to treat stock held in a qualified pension trust as owned by the trust (instead of as owned by the trust's multiple beneficiaries) and (2) (a) at least one qualified pension trust holds more than
25% of our stock by value, or (b) one or more qualified pension trusts (each owning more than 10% of our stock by value) holds in the aggregate more than 50%
of our stock by value. Assuming compliance with the ownership limit provisions set forth in our charter, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

      If you are a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal taxation under Sections 501(c)(7),
(c)(9), (c)(17), or (c)(20) of the Code, respectively, then distributions received by you may also constitute UBTI. We urge you to consult your tax advisors concerning the applicable set aside and reserve requirements. See
"Taxation of U.S. Shareholders."

                                       36

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO FOREIGN
SHAREHOLDERS

      The discussion under this heading only applies to you if you are not a
U.S. person (hereinafter, a "foreign shareholder").

      This discussion is only a brief summary of the U.S. federal tax consequences that apply to you, which are highly complex, and does not consider any specific facts or circumstances that may apply to you and your particular situation. We urge you to consult your tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of our stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

      DISTRIBUTIONS. Except for distributions designated as capital gains dividends, distributions you receive from us generally will be subject to federal withholding tax at the rate of 30%, to the extent of our current and accumulated earnings and profits, unless reduced or eliminated by an applicable tax treaty or unless the distributions are treated as effectively connected with your U.S. trade or business. Dividend distributions that are attributable to excess inclusion income will not be eligible for exemption from tax or any reduction in the rate of tax. If you wish to claim the benefits of an applicable tax treaty, you may need to satisfy certification and other requirements, such as providing Form W-8BEN. If you wish to claim that our distributions are effectively connected with your U.S. trade or business, you may need to satisfy certification and other requirements such as providing Form W-8ECI. A distribution to a foreign partnership is treated, with some exceptions, as a distribution directly to the partners so that the partners are required to provide the required certifications.

      Distributions you receive that are in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted basis in your stock. If the amount of the distribution also exceeds your adjusted basis, this excess amount will be treated as gain from the sale or exchange of your stock as described below. If we cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, the distribution will be subject to withholding at the same rate as dividends. These withheld amounts, however, will be refundable or creditable against your U.S. federal tax liability if we subsequently determine that the distribution was, in fact, in excess of our earnings and profits. If you receive a distribution that is treated as being effectively connected with your conduct of a trade or business within the United
States, the distribution will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally, and may be subject to the branch profits tax if you are a corporation.

      Distributions that we make to you and designate as capital gains dividends, other than those attributable to the disposition of a U.S. real property interest, generally will not be subject to U.S. federal income taxation, unless:

          o   Your investment in our stock is effectively connected with your conduct of a trade or business within the United States; or

          o   You are a nonresident alien individual who is present in the
              United States for 183 days or more in the taxable year and other requirements are met.

                                       37

      Distributions that are attributable to a disposition of U.S. real property interests (which term excludes interests in mortgage loans) are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property
Act of 1980, or FIRPTA, and may also be subject to branch profits tax if you are a corporation that is not entitled to treaty relief or exemption. We do not, however, anticipate recognizing any gain attributable to the disposition of U.S.
real property interests, as defined by FIRPTA. Existing Treasury Regulations interpreting the FIRPTA provisions of the Code could be read as imposing a withholding tax at a rate of 35% on all of our capital gain dividends even if no portion of the capital gains we recognize during the year are attributable to our disposition of a U.S. real property interest. With our taxable year beginning January 1, 2005, however, a foreign investor that does not own more than 5% of our stock at any time during the taxable year will not be subject to the FIRPTA rules.

      GAIN ON DISPOSITION. You generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our stock unless:

          o   The gain is effectively connected with your conduct of a trade or business within the United States; or

          o   You are a nonresident alien individual who holds our stock as a capital asset and are present in the United States for 183 or more days in the taxable year and other requirements are met.

      Gain that is effectively connected with your conduct of a trade or business within the United States will be subject to the U.S. federal tax on net income that applies to U.S. persons generally and may be subject to the branch profits tax if you are a corporation. However, these effectively connected gains will generally not be subject to withholding. We urge you to consult applicable treaties, which may provide for different rules.

      Under FIRPTA, you could be subject to tax on gain recognized from a sale or other disposition of your stock if we were to both (1) hold U.S. real property interests in excess of certain thresholds and (2) fail to qualify as a domestically-controlled REIT. We do not expect to hold U.S. real property interests in excess of the threshold.

      INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. The information reporting and backup withholding tax requirements (discussed above) will generally not apply to foreign holders in the case of distributions treated as
(1) dividends subject to the 30% (or lower treaty rate) withholding tax
(discussed above), or (2) capital gain dividends. Also, as a general matter, backup withholding and information reporting will not apply to the payment of proceeds from shares sold by or through a foreign office of a foreign broker.
However, in some cases (for example, a sale of shares through the foreign office of a U.S. broker), information reporting is required unless the foreign holder certifies under penalty of perjury that it is a foreign holder, or otherwise establishes an exemption. A foreign shareholder may satisfy this requirement by using an appropriately prepared Form W-8BEN.

      FEDERAL ESTATE TAXES. In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of

                                       38

his or her death, such stock will be included in the individual's gross estate for federal estate tax purposes, unless an applicable treaty provides otherwise.

TAXABLE MORTGAGE POOLS

      A taxable mortgage pool is any entity (or in certain cases, a portion of an entity) other than a REMIC or a financial asset securitization investment trust that has the following characteristics:

      1.    Substantially all (generally, more than 80%) of the assets of such entity consist of debt obligations and more than 50% of such debt obligations are real estate mortgages;

      2.    Such entity issues two or more classes of debt obligations having different maturities; and

      3.    The timing and amount of payments or projected payments on the debt obligations issued by the entity are determined in large part by the timing and amount of payments the entity receives on the debt obligations it holds as assets.

      If a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then a portion of the REIT's income will be treated as excess inclusion income and a portion of the dividends the
REIT pays to its shareholders will be considered to be excess inclusion income.
You cannot offset excess inclusion income with net operating losses or otherwise allowable deductions. Moreover, if you are a tax-exempt shareholder, such as a domestic pension fund, you must treat excess inclusion income as unrelated business taxable income. If you are not a U.S. shareholder, your dividend distributions may be subject to withholding tax, without regard to any exemption or reduction in rate that might otherwise apply, with respect to your share of excess inclusion income. The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to shareholders is not clear under current law.

      Although we leverage our investments in agency certificates, we believe that our financing transactions do not cause any portion of our assets to be treated as a taxable mortgage pool and we do not expect that any portion of our dividend distributions will be treated as excess inclusion income.

STATE AND LOCAL TAXES

      You may be subject to state or local taxation in various jurisdictions, including those in which you transact business or reside. The state and local tax treatment that applies to you may not conform to the federal income tax consequences discussed above. Consequently, we urge you to consult your own tax advisors regarding the effect of state and local tax laws.

                                       39

                              PLAN OF DISTRIBUTION

      We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents.
Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Underwriters and agents in any distribution contemplated hereby may from time to time include UBS
Warburg LLC. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

      Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

      Shares may also be sold in one or more of the following transactions: (a)
block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York
Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e)
sales "at-the-market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

      Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

      Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities

                                       40

under the Securities Act of 1933. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent.

      In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

      The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by
us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

      Our common stock is listed on the New York Stock Exchange under the symbol
"NLY" and our Series A Preferred Stock is listed on the New York Stock Exchange under the symbol "NLY PrA." All other series of our preferred stock other than the Series A Preferred Stock will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.
Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and may in the future receive, customary fees. We have a secured repurchase credit facility with UBS Warburg LLC.

                                       41

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the securities offered hereby is being passed upon for us by McKee Nelson LLP. The opinion of counsel described under the heading "Federal
Income Tax Considerations" is being rendered by McKee Nelson LLP. This opinion is subject to various assumptions and is based on current tax law.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W, Washington, D.C.
20549. The public may obtain information on the operation of the Public
Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an
Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our common stock is listed on the New York
Stock Exchange under the symbol "NLY" and our Series A Preferred Stock is listed on the New York Stock Exchange under the symbol "NLY PrA," and all such reports, proxy statements and other information filed by us with the New York Stock
Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad
Street, New York, New York 10005. Finally, we also maintain an Internet site where you can find additional information. The address of our Internet site is
http://www.annaly.com.

      We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC (File No. 1-13447) under the Securities
Exchange Act of 1934 (or Exchange Act), and these documents are incorporated herein by reference:

                                       42

      -   Our Annual Report on Form 10-K for the year ended December 31, 2003 as filed on March 9, 2004;

      -   Our Current Report on Form 8-K filed on April 1, 2004;

      -   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 as filed on May 10, 2004;

      -   Our Current Report on Form 8-K filed on June 4, 2004;

      -   Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 as filed on August 9, 2004;

      -   Our Current Report on Form 8-K filed on October 18, 2004;

      -   Our Quarterly Report on Form 10-Q for the quarter ended September 30,
          2004 as filed on November 5, 2004;

      -   Description of our common stock included in our Registration Statement on Form 8-A, filed on October 6, 1997 (as amended on June 12, 2002);
          and

      -   Description of our Series A Preferred Stock included in our
          Registration Statement on Form 8-A, filed April 1, 2004.

      All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those documents. All documents we file pursuant to Sections
13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.

      Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

      We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request to Investor Relations,
Annaly Mortgage Management, Inc., 1211 Avenue of the Americas, Suite 2902, New
York, New York 10036, telephone number (212) 696-0100.

                                       43

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                                     SHARES

                               [GRAPHIC OMITTED]

                       ANNALY MORTGAGE MANAGEMENT, INC.

                                  COMMON STOCK

                      ----------------------------------
                    P R O S P E C T U S  S U P P L E M E N T
                      ----------------------------------
                              MERRILL LYNCH & CO.
                                   CITIGROUP
                              UBS INVESTMENT BANK
                            DEUTSCHE BANK SECURITIES
                            KEEFE, BRUYETTE & WOODS
                              RBC CAPITAL MARKETS

                                       , 2006
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